UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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VARONIS SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VARONIS SYSTEMS, INC.
1250 Broadway, 29th Floor
New York, NY 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	May 26, 2020 at 10:00 a.m., Eastern Daylight Time

PLACE:	www.virtualshareholdermeeting.com/VRNS2020.

ITEMS OF BUSINESS:

1)    To elect three Class III director nominees named herein to the Board of Directors to hold office until the 2023 Annual Meeting of Stockholders.

2)    To approve, on a non-binding, advisory basis, the compensation of our named executive officers.

3)    To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited, as the independent registered public accounting firm of the Company for 2020.

4)    To consider such other business as may properly come before the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

WHO CAN VOTE:	The record date for the Annual Meeting is April 6, 2020. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

VOTING:	Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares by telephone, through the internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Even if you have voted by proxy, you may still vote if you attend the Annual Meeting via the internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

STOCKHOLDER LIST:
A list of the names of stockholders entitled to vote at the Annual Meeting will be available to stockholders for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. Please contact James Arestia, Director of Investor Relations, at jarestia@varonis.com or at (646) 640‐2149, if you wish to examine the list prior to the Annual Meeting. The stockholder list will also be available during the Annual Meeting for examination by any stockholder at www.virtualshareholdermeeting.com/VRNS2020.

By Order of the Board of Directors,

/s/ Yakov Faitelson

Chief Executive Officer, President
and Chairman of the Board of Directors

April 15, 2020
New York, NY

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on May 26, 2020 at 10:00 a.m., Eastern Daylight Time at www.virtualshareholdermeeting.com/VRNS2020.

This Notice and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about April 15, 2020, and the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com.

Fiscal 2019 Business Highlights

2019 was a year of strong financial performance and execution for Varonis, headlined by our rapid transition from a perpetual license to a subscription-based business model. This shift allowed us to respond to the growing customer demand to consume more of our platform, allowing them to be better protected, and at the same time, it has also led to a more predictable recurring business model for our company.

The key metrics that we felt were important for investors to track during the transition were annual recurring revenues, or ARR, and subscription mix out of total license revenues. Both metrics showed exceptional performance throughout 2019, as outlined below. While the rapid growth of subscription revenues served as a headwind to reported revenues, operating profits and cash flow generation, our top priority was to complete the transition as quickly as possible. In doing so, we knew that these headwinds would be short-term in nature, and the company was in a much stronger position as we exited 2019 compared to how we entered it.

Fiscal 2019 business highlights include the following:

•	ARR at the end of Q4 2019 was $210.5 million, representing year over year growth of 62%.

•	Subscription as a percentage of total license revenues was 65% for the full year, and was 82% in Q4.

1250 Broadway, 29th Floor
New York, NY 10001

Dear Fellow Stockholder:

2019 was truly a watershed year for Varonis, as we transformed the company into a durable and scalable subscription business. Customers were eager to adopt more of our platform via subscription and in doing so, could better reduce risk, detect and respond to threats and address privacy and regulatory compliance concerns they were facing. We are focused on the continued expansion of our platform and delivering more value to our customers.

I want to take this opportunity to briefly discuss the COVID-19 situation. I will start by saying that our top priority is everyone’s health and safety – that of our employees, our customers, our partners, and our stockholders. We know that many are worried about the future, and our thoughts are with those who have been affected by the pandemic. We have been through challenging times before, and this management team knows how to weather the storm. We proved last year that we can adapt quickly to change, by moving to a subscription model in record pace. COVID-19 is yet another challenge that we are facing, and given our track record, I am confident that Varonis can successfully navigate the current environment, and that Varonis will emerge from this stronger than ever.

On behalf of the Board of Directors, I warmly invite you to attend the 2020 Annual Meeting of Stockholders of Varonis Systems, Inc., to be held at 10:00 a.m., Eastern Daylight Time, on May 26, 2020, at www.virtualshareholdermeeting.com/VRNS2020. This year the meeting will be held virtually in an abundance of caution to safeguard against COVID-19. The dynamic nature of this situation requires us to be flexible. As such, we are actively and pragmatically managing this situation and the virtual annual meeting will provide our stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

The Notice of Annual Meeting of Stockholders and Proxy Statement for the 2020 Annual Meeting of Stockholders are attached to this letter and describe the business to be conducted at the 2020 Annual Meeting of Stockholders.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about April 15, 2020 to our stockholders of record as of the close of business on April 6, 2020. We also provided access to our proxy materials over the internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the internet or by telephone. In addition, you may vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials (or voting instruction form, if you hold your shares through a broker, bank or other nominee). We encourage you to vote by any of these methods even if you currently plan to attend the 2020 Annual Meeting of Stockholders. By doing so, you will ensure that your shares are represented and voted at the 2020 Annual Meeting of Stockholders. If you decide to attend the 2020 Annual Meeting of Stockholders via the internet, you can still vote your shares if you wish.

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On behalf of the Board of Directors, I thank you for your cooperation and for considering the matters presented in the Proxy Statement.

Very truly yours,

/s/ Yakov Faitelson

Chief Executive Officer, President
and Chairman of the Board of Directors

April 15, 2020

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VARONIS SYSTEMS, INC.
PROXY STATEMENT
TABLE OF CONTENTS

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VARONIS SYSTEMS, INC.
1250 Broadway, 29th Floor
New York, NY 10001

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

May 26, 2020

This Proxy Statement is being furnished to the stockholders of Varonis Systems, Inc., a Delaware corporation (“we,” “us,” “Varonis” or the “Company”), in connection with the solicitation of proxies by our Board of Directors for use at the 2020 Annual Meeting of Stockholders to be held at the date and place detailed below.

PROXY STATEMENT SUMMARY

This summary highlights information about the Company and certain information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Vote Recommendation
Proposal 1 – Election of Directors	FOR
Proposal 2 – Say-on-Pay Proposal	FOR
Proposal 3 – Auditor Ratification Proposal	FOR

CASTING YOUR VOTE

	How to Vote	Stockholders of Record (Shares registered in your name with Varonis’s transfer agent)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Internet	Visit the applicable voting website	www.proxyvote.com	www.proxyvote.com
Telephone	Within the United States, U.S. Territories and Canada, call toll-free	1-800-579-1639	Refer to voting instruction form.
Mail	Complete, sign and mail your proxy card or voting instruction form in the self-addressed envelope provided to you.

BOARD NOMINEES

You are being asked to vote on the following three nominees for directors to serve in Class III, with a term expiring at the 2023 Annual Meeting of Stockholders. Information about each director’s experiences, qualifications, attributes and skills can be found in the section below titled “Proposal No. 1: Election of Directors”.

Name	Age	Director Since	Principal Occupation
Yakov Faitelson	44	2004	Chairman, President, Chief Executive Officer and Co-founder, Varonis Systems, Inc.
Ohad Korkus	41	2007	Director and Co-founder, Varonis Systems, Inc.
Thomas F. Mendoza	69	2015	Director, Varonis Systems, Inc.

CORPORATE GOVERNANCE HIGHLIGHTS

•      Independent Lead Director

•      All Board committees consist solely of independent directors

•      Robust risk oversight by Board and committees

•      Executive sessions of independent directors

•      At least 75% average Board and committee meeting attendance for each director in 2019

•      Approximately 22% of directors on Board are women

•      Focus on board refreshment, with 33% of Board having served five years or fewer

•      Annual Board and Board committee self-evaluations

•      Comprehensive code of ethics and business conduct and corporate governance guidelines (“Corporate Governance Guidelines”)

•      No stockholder rights plan or “poison pill”

•      Compensation “claw-back” policy

•      Stock ownership guidelines for directors and executive officers

•      Policy prohibiting hedging and pledging by directors, executive officers and employees

•      Social initiatives stemming from Corporate Responsibility Policy

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on May 26, 2020 at 10:00 a.m., Eastern Daylight Time, at www.virtualshareholdermeeting.com/VRNS2020.

Why am I being provided with these materials?

We are providing you with a Notice of Internet Availability and access to these proxy materials in connection with the solicitation by the Board of Directors to be used at the Annual Meeting and at any adjournment or postponement thereof. The Notice of Internet Availability was sent on or about April 15, 2020 to our stockholders of record as of the close of business on April 6, 2020. The proxy materials, including the Notice of Annual Meeting and this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are also available on the internet at www.proxyvote.com.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/VRNS2020. If you were a stockholder of record as of April 6, 2020 (the “Record Date”), or you own your shares in “street name” (in an account at a brokerage firm, bank, dealer or other similar organization) and  hold a valid proxy for the Annual Meeting from the stockholder of record as of the Record Date, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VRNS2020;

•	assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/VRNS2020 on the day of the Annual Meeting;

•	webcast starts at 10:00 a.m. Eastern Daylight Time;

•	stockholders may vote and submit questions while attending the Annual Meeting via the Internet; and

•	you will need your 16-digit control number included on the Notice of Internet Availability of Proxy Materials (if a stockholder of record) to enter the Annual Meeting.

Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?

The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost. We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:

•	providing stockholders with the ability to submit appropriate questions in real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and

•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournments thereof. On this Record Date, there were 31,468,030 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

If on April 6, 2020 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), then you are a “stockholder of record.” As a stockholder of record, you may vote at the Annual Meeting or vote by proxy over the telephone, through the internet or by using a proxy card delivered to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

If on April 6, 2020 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Annual Meeting of Stockholders is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote.

•	Proposal 1: Election of three Class III director nominees listed herein, each for a term of three years;

•	Proposal 2: Non-binding vote to approve the compensation of our named executive officers (“say-on-pay”); and

•	Proposal 3: Ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited (“E&Y”), as the independent registered public accounting firm of the Company for 2020.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “for” all the nominees to the Board of Directors or you may “withhold” your vote for any nominee you specify. For the non-binding vote to approve the executive compensation and the ratification of E&Y as our independent registered public accounting firm, you may vote “for” or “against” or abstain from voting.

If you are a stockholder of record, you may vote at the Annual Meeting or by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy.

•	You may vote via the internet at the Annual Meeting.

•	To vote using the proxy card that may be delivered to you, simply complete, sign and date the proxy card where indicated and return it promptly in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, you must indicate your name and title or capacity. Your signed proxy card must be received by May 25, 2020.

•	To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number included in the Notice of Internet Availability of Proxy Materials. Your telephone vote must be received by 11:59 p.m., Eastern Daylight Time, on May 25, 2020 to be counted.

•	To vote through the internet, go to http://www.proxyvote.com and follow the instructions on how to complete an electronic proxy card. You will be asked to provide the 16-digit control number included in the Notice of Internet Availability of Proxy Materials. Your internet vote must be received by 11:59 p.m., Eastern Daylight Time, on May 25, 2020 to be counted.

If you are a beneficial owner of shares in street name, you should have received a Notice of Annual Meeting of Stockholders containing voting instructions from your broker, bank or other agent rather than from the Company. Simply follow the voting instructions in the Notice of Annual Meeting of Stockholders to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication, without extra compensation. We may also reimburse brokerage firms, banks and other agents for their reasonable charges and expenses incurred in forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, it generally means that your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices of Internet Availability of Proxy Materials to ensure that all of your shares are voted.

Can I revoke my proxy or change my vote after submitting my proxy?

Yes. You may revoke your proxy or change your vote at any time before the final vote at the Annual Meeting. If you are the stockholder of record, you may revoke your proxy or change your vote in any one of the following ways:

•	You may submit another properly completed proxy card with a later date that is received no later than May 25, 2020.

•	You may grant a subsequent proxy by telephone or through the internet before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 25, 2020.

•	You may send a timely written notice to the attention of our Chief Financial Officer and Chief Operating Officer at Varonis Systems, Inc., 1250 Broadway, 29th Floor, New York, NY 10001, stating that you are revoking your proxy and provided such statement is received no later than May 25, 2020.

•	You may attend the Annual Meeting via the internet and vote. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

What is the quorum requirement?

A majority of the shares of common stock entitled to vote must be present or represented by proxy to constitute a quorum at the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum.

What will be the result if, as a record holder, I submit my signed proxy card, but do not make specific instructions?

If, as a record holder, you properly submit your signed proxy card without making specific instructions, your shares will be voted in the manner recommended by our Board of Directors as follows: “for” each of the three Class III director nominees (Proposal No. 1); “for” non-binding, advisory approval of the compensation of our named executive officers (Proposal No. 2); and “for” the ratification of the appointment of our independent registered public accounting firm (Proposal No. 3). If any other matters not included in this Proxy Statement properly come before the Annual Meeting, the shares represented by the proxy will be voted by the holders of the proxies in accordance with their best judgment to the extent permitted by SEC rules. The proxy may be removed at any time prior to exercise by the means discussed above under “Can I revoke my proxy or change my vote after submitting my proxy?”

What is a “broker non-vote” and how does it affect voting on each proposal?

A “broker non-vote” occurs if you hold your shares in street name (rather than as a record holder) and do not provide voting instructions to your broker on a proposal, and your broker does not have discretionary authority to vote on such proposal. See “How many votes are needed to approve each proposal?” for a discussion of which proposals do and do not permit discretionary voting by brokers.

How many votes are needed to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted.

Proposal	Vote Required	Effect of Abstention	Broker Discretionary Voting Allowed?
Proposal No. 1: Election of Directors	Plurality of votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Only votes “for” or “withheld” will affect the outcome of the vote.	Not applicable.	No, and thus will have no effect on the outcome of the vote.
Proposal No. 2: Non-Binding Approval of Compensation of Named Executive Officers	Majority of the voting power of the shares of stock entitled to vote thereon that are present in person or represented by proxy.	Will count as a vote “against” the proposal.	No, and thus will have no effect on the outcome of the vote.
Proposal No. 3: Ratification of the Appointment of E&Y	Majority of the voting power of the shares of stock entitled to vote thereon that are present in person or represented by proxy.	Will count as a vote “against” the proposal.	Yes.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Pursuant to our Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes. We refer to these classes as Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. The terms of our directors will expire upon the election and qualification of successor directors (which may be incumbent directors) as follows: for Class III directors, at the Annual Meeting of Stockholders; for Class I directors, at the 2021 Annual Meeting of Stockholders; and for Class II directors, at the 2022 Annual Meeting of Stockholders.

The Board of Directors presently has nine members, with three directors in each class. As stated above, the term of each of the three Class III directors expires at the Annual Meeting. If re-elected at the Annual Meeting, each of the director nominees will serve until the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Each of the nominees was recommended for election by the full Board of Directors and currently serves as a director. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative “for” votes will be elected. Each person nominated for election has consented to being named in this Proxy Statement and to serve if elected. The nominees are not being nominated pursuant to any arrangement or understanding with any person.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, “for” the election of the nominees named below. If any nominee becomes unavailable for election as a result of any presently unforeseen reason, the persons named as proxies will have the right to use their discretion to vote shares pursuant to such proxy for a substitute. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required, and all of the nominees have indicated that they will be willing and able to serve as directors.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

CLASS III DIRECTOR NOMINEES

Age: 44	YAKOV FAITELSON

Position, Principal Occupation and Professional Experience:

Chief Executive Officer, President, Co-founder and Chairman, Varonis Systems, Inc. Mr. Faitelson is our co-founder and has served as our Chief Executive Officer, President and Chairman of the Board of Directors since 2004. Mr. Faitelson has led the management, strategic direction and execution of the Company’s vision. With extensive cross-functional experience in storage, networking, operating systems and application software, Mr. Faitelson saw the necessity and opportunity for next-generation data management and protection automation. Together, he and Mr. Korkus conceived and developed the MetaData Framework technology that now serves as the foundation for the Varonis Data Security Platform. Under his leadership, Varonis has experienced significant growth, cultivated a worldwide installation base and forged a leading position in the data governance market. Prior to becoming our Chief Executive Officer, President and Chairman, Mr. Faitelson held leadership positions in the global professional services and systems integration divisions of NetVision, Inc. and NetApp, Inc.

Other Current and Past Directorships: E8 Storage and Jivry, Inc.

Director Qualifications: Our Board of Directors believes that Mr. Faitelson possesses specific attributes that qualify him to serve as a director, including his long history as our founder and CEO and the associated knowledge and perspective he brings, and his operational experience from holding various leadership positions at technology companies and deep understanding of the software and technology industry.

Age: 69	THOMAS F. MENDOZA

Position, Principal Occupation and Professional Experience:

Director, Varonis Systems, Inc. Mr. Mendoza has served as a director since June 2015. Mr. Mendoza was the Vice Chairman of NetApp, Inc., a storage and data management solutions provider, from March 2008 to August 2019. He has over thirty years of operational experience gained from holding various executive positions at technology companies, including a publicly traded company. Prior to joining us, Mr. Mendoza was president of NetApp, Inc. from October 2000 to March 2008. Prior to 2000, he served in various capacities at NetApp, Inc., including senior vice president, worldwide sales and marketing, senior vice president, worldwide sales and vice president, North American sales.

Other Current and Past Directorships: ServiceSource International, Inc. as well as many non-public technology companies.

Director Qualifications: Our Board of Directors believes that Mr. Mendoza possesses specific attributes that qualify him to serve as a director, including his operational experience from holding various leadership positions at multiple companies and his deep understanding of the software and technology industry.

OHAD KORKUS Age: 41

Position, Principal Occupation and Professional Experience:

Director and Co-founder, Varonis Systems, Inc. Mr. Korkus is our co-founder and has served as a director since December 2007. He also served as the Company’s Chief Technology Officer from 2007 until February 2018. Mr. Korkus has created several patents for permissions visualization, simulation and data analysis. Mr. Korkus, together with Mr. Faitelson, conceived and developed the MetaData Framework technology that now serves as the foundation for the Varonis Data Security Platform. His background spans multiple technical disciplines including storage, networking, operating systems and software development. Prior to joining us, Mr. Korkus was responsible for architecture, design and development of solutions at NetVision, Inc. and NetApp, Inc.

Other Current and Past Directorships: None.

Director Qualifications: Our Board of Directors believes that Mr. Korkus possesses specific attributes that qualify him to serve as a director, including his long history at our Company, his product and engineering expertise, and his experience in the software and technology industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE AS A CLASS III DIRECTOR,
FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS.

CONTINUING DIRECTORS

Class I Directors Whose Term Expires in 2021

Age: 44	GILI IOHAN

Position, Principal Occupation and Professional Experience:

Partner, Ion Crossover Partners. Ms. Iohan has served as a director since April 2017. Ms. Iohan is a partner at Ion Crossover Partners, an investment firm. Ms. Iohan served as the Company’s first Chief Financial Officer from 2005 until April 2017. During her twelve-year tenure, she was responsible for the Company’s finance, accounting, back-office operations and human resources. Prior to joining us, Ms. Iohan was a partner at NextAge Co. Ltd. for six years, a firm specializing in providing customized budgeting and controllership environments, strategic business planning and structuring, financial and accounting issue resolution for businesses of all sizes. While at NextAge Co. Ltd., Ms. Iohan served as a Chief Financial Officer and Strategic Financial Consultant for several companies, including Varonis. Previously, Ms. Iohan served as a Senior Financial Manager at M-Systems Inc. and held a position at KPMG LLP.

Other Current and Past Directorships: Fiverr International Ltd.

Director Qualifications: Our Board of Directors believes that Ms. Iohan possesses specific attributes that qualify her to serve as a director, including her long history at our Company and her experience as a chief financial officer of several companies in the software and technology industry, as well as accounting experience and financial expertise and other public company board service.

Age: 60	OFER SEGEV

Position, Principal Occupation and Professional Experience:

Chief Financial Officer, Windward Ltd. Mr. Segev has served as a director since February 2015. Since 2019, he has served as Chief Financial Officer at Windward Ltd. Mr. Segev has over 25 years of management experience in the high-tech and services sectors. From February 2017 to October 2019, Mr. Segev served as the Chief Financial Officer and Chief Operating Officer at AlgoSec, Inc., a network security policy management solutions provider. Prior to joining us, he served as the Vice President of Finance and Chief Financial Officer of AudioCodes Limited, a communications company publicly traded on the NASDAQ Global Select Market, from November 2014 to April 2015. Prior to AudioCodes, Mr. Segev served at different times as the Chief Executive Officer and Chief Financial Officer of Ness Technologies Srl. Mr. Segev has also been the Chief Executive Officer and Chief Financial Officer of various other companies, including Attunity, and was a partner at Ernst & Young.

Other Current and Past Directorships: Ness Technologies Srl.

Director Qualifications: Our Board of Directors believes that Mr. Segev possesses specific attributes that qualify him to serve as a director, including his experience in the technology industry and as a chief financial officer of several companies, including publicly traded companies.

Age: 50	RONA SEGEV-GAL

Position, Principal Occupation and Professional Experience:

Partner, TLV Partners. Ms. Segev-Gal has served as a director since December 2004. Since 2015, she has served as a partner at TLV Partners, an early stage venture capital fund. Prior to TLV Partners, Ms. Segev-Gal served as a general partner at Pitango Venture Capital from 2005 to 2015. Prior to Pitango, Ms. Segev-Gal served as partner at Evergreen Venture Partners and as Vice President of Business Development at BRM Technologies Ltd.

Other Current and Past Directorships: Ms. Segev-Gal has served on the boards of numerous companies in the security space with specific expertise in cloud, security and AI.

Director Qualifications: Our Board of Directors believes that Ms. Segev-Gal possesses specific attributes that qualify her to serve as a director, including her long history as a director of our Company and her experience in the software and technology industry as an investment professional and an executive and member of the board of other companies in the industry.

Class II Directors Whose Term Expires in 2022
Age: 60	KEVIN COMOLLI

Position, Principal Occupation and Professional Experience:

Partner, Accel Partners. Mr. Comolli has served as a director since December 2004. Mr. Comolli is a partner at Accel Partners, a global venture capital and growth equity firm. He also has experience serving as a director of several private software companies.

Other Current and Past Directorships: Alfresco Software Inc. and Supercell. Mr. Comolli also has experience serving as a director for more than 10 private software companies.

Director Qualifications:  Our Board of Directors believes that Mr. Comolli possesses specific attributes that qualify him to serve as a director, including his long history as a director at our Company and his experience in the software and technology industry as an investment professional and member of the boards of other companies in the industry.

Age: 64	JOHN J. GAVIN, JR.

Position, Principal Occupation and Professional Experience:

Director, Varonis Systems, Inc. Mr. Gavin has served as a director since January 2013. Mr. Gavin is an industry veteran with more than 30 years of financial and operational management experience. He most recently served as the Executive Vice President and Chief Financial Officer for BladeLogic, the leading data center automation software provider. Prior to joining BladeLogic, Mr. Gavin served as the Chief Financial Officer for several companies, including Data General Corporation, Cambridge Technology Partners (CTP) and NaviSite, Inc. Mr. Gavin also worked in various positions in the audit practice of Price Waterhouse from 1978 to 1988. Mr. Gavin also serves as a director of Cimpress N.V. (formerly known as Vistaprint N.V., following its redomestication from Vistaprint Limited), and served as a director of BroadSoft, Inc. from 2010 to 2018 and Qlik Technologies Inc. from 2010 to 2016.

Other Current and Past Directorships: Cimpress N.V., BroadSoft, Inc. and Qlik Technologies Inc.

Director Qualifications: Our Board of Directors believes that Mr. Gavin possesses specific attributes that qualify him to serve as a director, including his experience as a chief financial officer of multiple companies, as a member of the board and audit committees of other publicly-traded companies in the software and technology industry, and for his accounting experience and financial expertise.

Age: 73	FRED VAN DEN BOSCH

Position, Principal Occupation and Professional Experience:

Chief Executive Officer, Librato, Inc. Mr. Van Den Bosch has served as a director since 2013. He is a private investor and business consultant. Mr. Van Den Bosch is the Chief Executive Officer of Librato, Inc. Previously, he served as Chief Executive Officer of PANTA Systems, Inc., as Executive Vice President Engineering and Chief Technology Officer at VERITAS Software, Inc., and in various engineering and management positions at the Computer Systems Division of Philips Electronics. Mr. Van Den Bosch serves as an advisor to OSNexus, Inc., RepliXio Ltd., Robin Systems, Inc., Codota Dot Com Ltd. and Thehintbox!, Inc.

Other Current and Past Directorships: VERITAS Software, Inc., Librato Inc., Neebula Systems Ltd., SmartPay Ltd., sPark Parking Technologies Ltd. and Trailze Ltd.

Director Qualifications: Our Board of Directors believes that Mr. Van Den Bosch possesses specific attributes that qualify him to serve as a director, including his many years of operational experience from holding various executive positions at technology companies and his deep understanding of the software and technology industry.

PROPOSAL NO. 2: NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as disclosed in accordance with the rules and regulations of the SEC in the “Compensation Discussion and Analysis” section and the compensation tables and accompanying narrative discussion in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. In accordance with the results of the vote we conducted at the 2018 Annual Meeting of Stockholders on the frequency of say-on-pay votes, we present a say-on-pay vote every year.

The say-on-pay vote is advisory and therefore is not binding on us, our Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers, as disclosed in this Proxy Statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider those concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns. In 2019, we undertook an extensive outreach initiative to our stockholder base to better understand stockholder concerns about our pay practices. For more information about our stockholder outreach efforts, specifically related to executive compensation and the related changes made to such compensation program, see “Compensation Discussion and Analysis—Review of Executive Compensation Program in Light of Last Year’s Say-on-Pay Results.”

We believe that the information we have provided in the “Executive Compensation” section of this Proxy Statement and, in particular, the information discussed in the section titled “Compensation Discussion and Analysis,” demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. We encourage stockholders to review the executive compensation disclosure in the “Compensation Discussion and Analysis” section and the compensation tables and accompanying narrative discussion in the “Executive Compensation” section of this Proxy Statement for the details of how our executive compensation policies and procedures operate and are designed to achieve the Company’s compensation objectives.

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this Proposal No. 2. We ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the ‘Compensation Discussion and Analysis’ and the compensation tables and related narrative discussion under ‘Executive Compensation’ is hereby approved.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. E&Y has audited our financial statements since the fiscal year ended December 31, 2007. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or laws require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Board of Directors’ Audit Committee is submitting the selection of E&Y to the stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If the stockholders fail to ratify the selection, it will be considered notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

As part of the evaluation of its independent registered public accounting firm, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In addition, in connection with the mandated rotation of the independent registered public accounting firm’s lead audit partner, the Audit Committee and the Audit Committee Chairperson are directly involved in the selection of E&Y’s lead audit partner. The Audit Committee and the Board of Directors believe that the continued retention of E&Y to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and December 31, 2018 by E&Y, our independent registered public accounting firm.

	Fiscal Year Ended
	2019	2018
	(in thousands)
Audit Fees (1)	$550	$530
Audit-Related Fees (2)	85	40
Tax Fees (3)	115	45
All Other Fees	—	—
Total Fees	$750	$615

(1)	Audit fees relate to professional services rendered for the audits of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations regarding financial accounting and reporting standards.

(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

All fees described above were pre-approved by the Audit Committee in accordance with the requirements of Regulation S-X under the Exchange Act, as described below.

Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm. Our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services, all of which are permitted to be provided by an independent registered public accounting firm under applicable securities laws.

Before it may be engaged for the fiscal year’s audit, the independent registered public accounting firm submits to the Audit Committee for approval a description of services it expects to render during that year.

The Audit Committee pre-approves particular services or categories of services on a case-by-case basis. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee must pre-approve the services before engaging the independent registered public accounting firm for such services.

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of E&Y.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF E&Y AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR 2020.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors oversees the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Corporate Governance Highlights

Our commitment to good corporate governance is reflected in several practices of our Board of Directors and committees, as described below.

Independent Lead Director	The Board of Directors has an independent lead director (the “Lead Director”), because the Chairman of the Board of Directors is a non-independent member.
Committee independence	All committees are composed of independent directors.
Risk oversight	The Board of Directors regularly oversees risks related to Company strategy, including risks associated with cyber-attacks and data breaches.
Executive sessions	Independent members of the Board of Directors have the opportunity to meet periodically in executive sessions with no members of management present, following meetings of the Board of Directors.
Board of Directors attendance	All directors attended at least 75% of all meetings of the Board of Directors and any committees on which they served in fiscal year 2019.
Diversity	The composition of the Board of Directors encompasses a broad range of skills, expertise, industry knowledge and diversity. Approximately 22% of directors on the Board of Directors are women.
Board tenure	The Board of Directors’ balanced approach to refreshment results in an appropriate mix of long-serving and newer directors. 33% of our Board of Directors has served for five years or fewer.
Board of Directors and committee self-evaluations	Each of the Board of Directors and its committees evaluates and discusses its respective performance and effectiveness annually.
Compensation risk mitigation measures	We maintain robust stock ownership guidelines, as well as a claw-back policy, and prohibit, without exception, hedging and pledging of our common stock by our employees, officers and directors.

Board Leadership

Director Independence

Our Board of Directors annually reviews its composition, structure, the composition of its committees and the independence of each director for both board and committee purposes. The determination of independence of members of the Board of Directors is based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships. In making this determination, the Board of Directors considers the relationships that each non-employee director has with us and all other facts and circumstances deemed relevant in determining their independence.

The Board of Directors has determined that Mr. Comolli, Mr. Gavin, Ms. Iohan, Mr. Mendoza, Mr. Segev, Ms. Segev-Gal and Mr. Van Den Bosch, representing seven of our nine directors, are “independent” as that term is defined under the rules of The Nasdaq Stock Market LLC (“NASDAQ”) for purposes of serving on the Board of Directors. Although Ms. Iohan previously served as our Chief Financial Officer, her service ended on March 31, 2017 and the Board of Directors believes that sufficient time has passed such that her relationship to the Company would not interfere with the exercise of independent judgment in carrying out her responsibilities as a director.

Our Current Board Leadership Structure

The Board of Directors is of the view that “one size” does not fit all, and thus does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board of Directors. Instead, the Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the Chief Executive Officer and Chairman positions, if the structure encourages free and open dialogue of competing views of directors and provides for strong checks and balances on management directors. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and enable the independent directors to oversee management effectively, while ensuring that the independent directors are fully informed about the Company’s business and strategy and, ready to discuss and debate key issues.

Periodically, our Board of Directors assesses the board leadership structure to ensure that it serves the interests of the Company and our stockholders and promotes the creation of long-term stockholder value. Currently, the Chairman of our Board is our Chief Executive Officer, and as a result of the Chairman’s non-independent status, our Board has elected an independent Lead Director.

Yakov Faitelson Chairman, President and Chief Executive Officer	Our Chief Executive Officer and Chairman positions are currently held by Yakov Faitelson. Our Board of Directors has determined that its current leadership structure is appropriate as our Chief Executive Officer, President and Chairman has extensive knowledge of all aspects of the Company, our business and risks and our customers. This experience allows the Board of Directors to understand the Company better and work closely with management to enhance stockholder value. In addition, the Board of Directors believes that this structure helps it fulfill more effectively its risk oversight responsibilities, and enhances the ability of the Chairman, President and CEO to communicate effectively the Board of Directors’ view to management.
John J. Gavin, Jr. Lead Director

On October 24, 2019, the independent members of the Board of Directors elected Mr. Gavin as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and has responsibilities beyond those of the other directors, which may include but are not limited to the following areas:

●	Board leadership: organizing and chairing executive sessions of independent directors;
●	Chairman-independent director liaison: acting as a liaison between the President and Chairman and the Board of Directors;
●

Chief Executive Officer succession planning: leading a discussion of succession planning with the CEO and the chairperson of our Nominating and Corporate Governance Committee. Additionally, serving as temporary Chairman of the Board of Directors or CEO in the event that the Chairman of the Board of Directors or CEO is unable to fulfill his or her role due to a crisis or other event making leadership by current management inappropriate or ineffective;

●	Stockholder communications: making himself/herself available for direct communication with major stockholders; and
●

Board information and agendas: collaborating with the CEO on Board of Directors meeting agendas, approving these agendas and information sent to the Board of Directors and approving meeting schedules to ensure sufficient time for discussion of all agenda items.

The Lead Director serves for a one-year term and may serve for a maximum of five consecutive years.

The Board of Directors believes that the responsibilities of the Lead Director help to ensure appropriate oversight of the Company’s management by the Board of Directors and optimal functioning of the Board of Directors. The effectiveness of the Lead Director is enhanced by the Board of Directors’ independent character. For more information, see “Director Independence.”

Director Qualification Standards, Selection and Board Composition

The Nominating and Corporate Governance Committee is responsible for recommending to the Board of Directors candidates for all vacant directorships at stockholder meetings and reviews the full composition of the Board of Directors and its committees on an annual basis.

Stockholder Recommendations and Nominations of Directors

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders for election as directors. Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee and the Board of Directors, by supplying in writing to the Company the information required by the Company’s bylaws for stockholder nominations. After we verify that the person submitting the recommendation is indeed a stockholder and that the recommendation is otherwise properly submitted, the recommendation will be brought to the attention of the Nominating and Corporate Governance Committee, and, if the Nominating and Corporate Governance Committee so decides, the Board of Directors. The Nominating and Corporate Governance Committee and Board evaluate nominees recommended by stockholders in the same way they evaluate other nominees.

Stockholders who wish to nominate persons directly for election to the Board of Directors at the Company’s annual meeting of stockholders must meet the deadlines and other requirements set forth in the bylaws. Recommendations and nominations of directors must be mailed to the Company at 1250 Broadway, 29th Floor, New York, NY 10001, United States, Attn.: Chief Financial Officer and Chief Operating Officer. For more information, see “Other Information—Stockholder Proposals and Nominations for 2021 Annual Meeting of Stockholders.”

Director Qualification Standards and Selection

Candidates for the Board of Directors are generally selected based on desired skills and experience in the context of the existing composition of the Board of Directors and needs of the Board of Directors and its committees at that time, including the requirements of applicable SEC and the NASDAQ rules. The Nominating and Corporate Governance Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all candidates. In its consideration of the specific needs of the Board of Directors and the Company, the Nominating and Corporate Governance Committee considers diverse backgrounds so that the Board of Directors’ composition reflects a broad spectrum of experience and expertise.

✓	Demonstrated integrity and achievement

Candidates for membership to our Board of Directors, as well as directors sitting on our Board of Directors not up for re-election, should possess the highest personal and professional ethics, mature judgment, integrity and the ability to collaborate effectively with the other Board of Directors members. They are also expected to have demonstrated professional achievement and leadership capabilities, including expertise, corporate experience, and an understanding of the Company’s business, other commitments and the like.

✓	Time and availability

All candidates, as well as directors not up for re-election, must evidence a commitment to devote the substantial time and energy required of productive Board of Directors members. For more information, see “Expectations for Directors and Meetings of the Board.”

✓	Diversity and effective mix of tenures

Our Board of Directors and Nominating and Corporate Governance Committee consider it a top priority to maintain a Board of Directors composed of directors who bring to the table diverse viewpoints and perspectives, which may come in the form of diverse skills, professional experiences, ages and/or backgrounds. The Board of Directors believes that its record on board tenure and diversity, highlighted below, reflect this focus on effective and diverse board composition.

Board Tenure

When recommending to the Board of Directors the slate of director nominees for election at an annual meeting of stockholders and reviewing directors not up for re-election, the Nominating and Corporate Governance Committee strives to maintain a healthy degree of board refreshment and prevent excessive entrenchment, while weighing the strong contributions delivered by directors with deep knowledge of our Company’s history and strategic long-term goals. Since 2015, three new directors have joined our Board of Directors, including one director who joined in 2017.

Board Diversity

The Nominating and Corporate Governance Committee and the Board of Directors seek candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our Company, such as management, cybersecurity, finance, marketing, data privacy, data science, human resources and compliance/law. The Nominating and Corporate Governance Committee also considers traditional diversity factors such as race and gender but has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process.

Expectations for Directors and Meetings of the Board of Directors

Directors are expected to attend Board of Directors and committee meetings on which they serve, and to meet as frequently as necessary in order to properly discharge their responsibilities. During the 2019 fiscal year, the Board of Directors met four times. Disclosure regarding meetings of the committees of the Board of Directors during the 2019 fiscal year can be found under “Committees of the Board of Directors.”

Topic	Company’s Expectation	2019 Result
Service on other public company boards

➢ The Company values the experience that directors bring from other boards but recognizes that the boards may present demands on a director’s time and availability.

➢ Directors are expected not to serve simultaneously on an excessive number of outside public company boards.

None of our directors serves on more than one other public company board.
Attendance at annual meetings of stockholders	➢ To the extent reasonably practicable, directors should attend our annual meetings of stockholders.	Seven of our directors who were serving on our Board of Directors at the time of our 2019 Annual Meeting of Stockholders attended that meeting.
Attendance at Board of Directors and committee meetings
➢ The Board of Directors expects that directors will dedicate sufficient time and attention to ensure diligent performance of their duties and will interact with each other in real-time to encourage open and inspired discussion.
Each of our directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the year for which he or she was a Board of Directors or committee member.

Committees of the Board of Directors

The Board of Directors has established various committees to assist it with the performance of its responsibilities. The Board of Directors designates the members of these committees and the committee chairs based on the recommendations of the Nominating and Corporate Governance Committee. The chairperson of each committee develops the agenda for its respective committee, and each committee regularly provides a full report to the Board of Directors.

The table below provides membership and meeting information for fiscal year 2019 for each of the Board of Directors committees.

Director	Independent	Audit Committee(1)	Compensation Committee(2)	NOMINATING AND CORPORATE GOVERNANCE Committee(3)
Yakov Faitelson, Chairman, President and CEO
Kevin Comolli	✓
John J. Gavin, Jr. Lead Director	✓
Gili Iohan	✓
Ohad Korkus
Thomas F. Mendoza	✓
Ofer Segev	✓
Rona Segev-Gal	✓
Fred Van Den Bosch	✓

(1)	The members of our Audit Committee are Mr. Gavin, Mr. Segev and Mr. Van Den Bosch. Mr. Gavin is the Chairperson of our Audit Committee. The Board of Directors has determined that Mr. Gavin and Mr. Segev qualify as “audit committee financial experts” as defined in SEC rules. Audit committee members must satisfy independence requirements under SEC rules and additional independence requirements under the NASDAQ rules. The Board of Directors has considered the independence and other characteristics of each member of our Audit Committee and has determined that each of the members qualifies as independent pursuant to applicable SEC and NASDAQ rules.

(2)	The members of our Compensation Committee are Mr. Comolli and Ms. Segev-Gal. Mr. Comolli is the Chairperson of our Compensation Committee. Compensation Committee members must satisfy independence requirements under SEC rules and additional independence standards under the NASDAQ rules. The Board of Directors has considered the independence and other characteristics of each member of our Compensation Committee and has determined that each of the members qualifies as independent pursuant to SEC and NASDAQ rules, and as a “non-employee” director for purposes of Rule 16b-3 under Section 16 of the Exchange Act.

(3)	The members of our Nominating and Corporate Governance Committee are Mr. Comolli, Mr. Gavin and Ms. Segev-Gal. Mr. Comolli is the Chairperson of our Nominating and Corporate Governance Committee. The Board of Directors has determined that each of the members is an independent director under the NASDAQ rules.

Our Board of Directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board of Directors.

The Board of Directors has adopted written charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. These charters are available on the Company’s investor website at https://ir.varonis.com/corporate-governance. Annually, the chairperson of each committee reviews the respective committee charter and determines, in consultation with the rest of the committee, whether any amendments are required to reflect new rules or good governance practices. The following tables summarize the primary responsibilities of the committees pursuant to each committee’s charter.

AUDIT COMMITTEE
Meetings held in fiscal 2019: 5

The Audit Committee is responsible for:

●     appointing, compensating and overseeing the work of our independent auditors,

●     approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

●     reviewing the qualifications, performance and independence of the independent registered public accounting firm;

●     reviewing our financial statements and related disclosures and reviewing the adequacy and effectiveness of the accounting and financial controls;

●     reviewing the adequacy and effectiveness of our internal controls over financial reporting;

●     reviewing the procedures established for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

●     preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

●     reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

●     reviewing and approving investment and hedging policies; and

●     reviewing and approving investment signatory rights.

COMPENSATION COMMITTEE
Meetings held in fiscal 2019: 5

The Compensation Committee is responsible for:

●     reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

●     reviewing and amending or recommending the goals and objectives of our executive compensation plans and general compensation policies, plans, programs and other employee benefit plans;

●     evaluating the performance of our CEO and other executive officers in light of established goals and objectives, and, based on these evaluations, making recommendations to the Board of Directors with respect to the CEO’s compensation level and approving the compensation of other executive officers;

●     evaluating the appropriate level of compensation for Board of Directors and Committee service by non-employee directors;

●     preparing the Compensation Committee report required by SEC rules to be included in our annual proxy statement;

●     reviewing compensation arrangements for our Executive employees and evaluating the relationship between risk management policies and practices, corporate strategy and our compensation arrangements; and

●     reviewing and approving the equity compensation plans for our employees and directors.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Meetings held in fiscal 2019: 1

The Nominating and Corporate Governance Committee is responsible for:

●     evaluating and making recommendations regarding the organization and governance of the Board of Directors and its committees;

●     assessing the performance of Board of Directors and committee members and making recommendations regarding committee and chairperson assignments and composition and the size of the Board of Directors and its committees;

●     recommending desired qualifications for Board of Directors and committee membership and conducting searches for potential members of the Board of Directors by independently searching for, identifying, recruiting and, if appropriate, interviewing candidates, as well as reviewing their background and qualifications, including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate;

●     evaluating and making recommendations regarding the creation of additional committees or the change in mandate or elimination of committees;

●     developing and recommending a set of corporate governance principles and reviewing their compliance with laws and regulations;

●     reviewing and recommending to the Board of Directors the director nominees for election by the stockholders or appointment by the Board of Directors; and

●     reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee.

Engagement with Stockholders

In recent years, we have made a concerted effort to engage with our stockholders both during and outside of the proxy season in order to have a better understanding of their perspectives on our Company. This dialogue, in which both management and directors participate, as appropriate, has helped inform the Board of Directors’ decision-making and ensures our interests remain well-aligned with those of our stockholders.

We regularly attend investor conferences and hold one-on-one meetings with stockholders and potential investors. In addition, we have telephonic calls with stockholders and analysts on a periodic basis, review correspondence submitted by stockholders to management and/or the Board of Directors and have discussions with various proxy advisory services. In 2019, in addition to our normal investor relations efforts, we contacted stockholders representing more than 90% of our outstanding shares of common stock, including our 50 largest stockholders, as part of our proxy outreach, offering to meet in person or telephonically with them, and ultimately spoke individually with stockholders representing more than 35% of our outstanding shares on various issues, including corporate governance and executive compensation. For more information about our stockholder outreach efforts, specifically related to executive compensation and the related changes made to such compensation program, see “Compensation Discussion and Analysis—Review of Executive Compensation Program in Light of Last Year’s Say-on-Pay Results.”

In response to investor feedback, in addition to making the changes to our executive compensation program (including the implementation of stock ownership guidelines and a claw-back policy), we implemented a Lead Director position and enhanced the corporate governance disclosure in our Proxy Statement to provide additional information regarding:

➢  board tenure, refreshment and diversity;

➢  board leadership;

➢  corporate responsibility; and

➢  disclosures related to bonus structure and targets.

The Board of Directors and management continue to welcome feedback from stockholders on our executive compensation program, as well as our business and governance. Stockholders are strongly encouraged to reach out to the Board of Directors or management to discuss issues important to them and should continue using the communication methods disclosed in this Proxy Statement.

Oversight of Corporate Strategy and Allocation of Risk Oversight

The Board of Directors works with management to set the short-term and long-term strategic objectives of the Company and to monitor progress on those objectives. In establishing and monitoring strategy, the Board of Directors, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model and whether the strategy is consistent with the Company’s risk appetite. The Board of Directors regularly reviews the Company’s progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company’s long-term sustainability.

The Board of Directors oversees these efforts in part through its various committees based on each committee’s responsibilities and expertise, as set forth in its respective charter. The Board of Directors does not have a standing risk management committee, but rather administers its risk oversight function through the various other committees that address risks inherent in their respective areas of oversight. The entire Board of Directors meets periodically with senior management responsible for our risk management, and the applicable committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Audit Committee receives periodic reports from internal audit, and both the Audit Committee and Board of Directors receive cybersecurity updates from the Company's Chief Information Officer and Vice President of Technical Services; legal and operational updates from the head of our legal and operations groups; and incidental reports as matters may arise. It is the responsibility of the committee chairpersons to report findings regarding material risk exposures to the Board of Directors as quickly as possible. The primary areas of risk oversight of the committees are described below. This allocation of responsibility may change from time to time based on the evolving needs of the Company.

Board/Committee	Primary Areas of Risk Oversight
Audit Committee

●       Major financial risk exposures and management steps to monitor and control those exposures.

●       Financial systems and legal and accounting compliance.

●       Internal audit function, accounting and financial reporting process.

●       Audit of Company’s financial statements.

●       Legal and regulatory exposures.

Compensation Committee

●       Potential for compensation policies and programs to encourage unnecessary or excessive risk-taking.

●       Relationship between risk management policies, corporate strategy and compensation arrangements.

●       Link between pay and performance, as well as pay and retention of top talent.

Nominating and Corporate Governance Committee	● Corporate governance policies and nominees for election to the Board of Directors and its committees.
● Corporate governance guidelines, including their success in preventing illegal or improper liability-creating conduct.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at https://ir.varonis.com/corporate-governance. Any amendment to the code, or any waiver of its requirements, will be disclosed on our website within four business days of the waiver or amendment through a website posting to the extent required by the rules and regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or was an officer or employee of the Company or had any relationship requiring related party transaction disclosure under SEC rules. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices that the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, CEO performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on our website at https://ir.varonis.com/corporate-governance.

Board of Directors and Committee Assessments

The Nominating and Corporate Governance Committee evaluates each director annually to obtain his or her assessment of the effectiveness of the Board of Directors and the committees of the Board of Directors. This is intended to be an annual process. The purpose of these assessments is to identify opportunities for improvement on a number of relevant metrics such as composition, conduct of meetings, relationship between the Board of Directors and management, succession planning and strategy and performance. Our Nominating and Corporate Governance Committee conducts the evaluation through written questionnaires.

The written questionnaires focus on the following topics:

✓	the overall responsibilities and effectiveness of our Board of Directors and its committees;

✓	the structure and composition of our Board of Directors (including organization, size, operation, and diversity and committees of the Board of Directors);

✓	Board culture (including in connection with and access to management and advisors, as well as candor of expression);

✓	preparedness of directors ahead of Board of Directors meetings;

✓	oversight of management and involvement in business and affairs of the Company, as well as management compensation, Company financial statements and Company control systems;

✓	the adequacy and quality of information provided to our Board of Directors, including its committees;

✓	the number of meetings of the Board of Directors and its committees; and

✓	the amount of time allotted to the Board of Directors for discussion of relevant topics.

Corporate Responsibility

As our Company grows, our expanding workforce includes and affects more people in more communities every year. We believe that it is our responsibility to be a positive influence on our communities and give back so they can sustainably grow and develop. We maintain a Social Responsibility Policy (available at https://www.varonis.com/corporate-responsibility/).

Under our Social Responsibility Policy, we drive our commitment to social responsibility through various avenues, including human rights, community enrichment, business ethics and legal compliance, and environmental safety. We support human rights by making monetary donations, giving our employees opportunities within our Company or outside of the Company (through paid time off) to volunteer time to causes that further human rights, and matching certain employee donations. We also collaborate with programs in health, education and social services to contribute knowledge, time and financial support, with the goal of enhancing the development and quality of life of our surrounding communities. For instance, we run disadvantaged youth internship and tutoring programs and also provide scholarships for some students. As stated in our Social Responsibility Policy, Varonis is committed to promoting a safe and healthy environment for our employees, contractors and the community and reducing our impact on the environment through recycling and energy conservation.

Pursuant to our Social Responsibility Policy, we are also committed to protecting the rights of employees and contractors and eliminating discrimination based on race, gender, sexual orientation and other factors, and to eliminating harassment of any kind.

Other Policies

We have adopted various policies intended to mitigate risks associated with our executive and director compensation programs.

✓	Claw-back Policy: We adopted a claw-back policy in 2019, covering each of our current and former executive officers. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash- or equity-based bonus/other incentive compensation (including vested and unvested equity) paid or awarded to the executive officer or effect cancellation of previously-granted equity awards, to the extent that the compensation (i) was based on erroneous financial data and (ii) exceeded what would have been paid to the executive officer under the restatement. Recovery applies to any such excess cash- or equity-based bonus/other incentive compensation received by any covered executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

✓	Anti-Hedging and Anti-Pledging Policies: Our insider trading policy prohibits, without exception, our executive officers, employees and directors from engaging in speculative transactions designed to decrease the risks of holding Company securities, such as short sales of Company securities and transactions in puts, calls, publicly-traded options and other derivative securities with respect to Company securities. The policy also forbids all of our executive officers, employees and directors from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow such individuals to continue to own Company securities without the full risks and rewards of ownership. In addition, our executive officers, employees and directors are prohibited, without exception, from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts.

✓	Executive and Director Stock Ownership Guidelines and Retention Requirements: We adopted stock ownership guidelines in 2019 in order to align further the interests of our executive officers and directors with those of our stockholders. The guidelines require our executive officers and directors to hold common stock (including stock underlying unvested time-vesting restricted stock units (“RSUs”) and common stock held in trust or by certain family members, but excluding vested options and unvested or unearned performance-vesting restricted stock units (“PSUs”)), with a value expressed as a multiple of the individual’s annual salary or cash retainer, as applicable.

Each of these individuals is required to meet these ownership levels within five years of the date such individual was initially designated an executive officer or appointed as a director of the Company, respectively (provided that executive officers or directors as of the date of the guidelines’ adoption must achieve their applicable levels of ownership on an accelerated basis, within two years after adoption). Until the required ownership level is reached, executive officers must retain 100% of the shares issued, net of applicable tax withholding, including those received upon the vesting or settlement of equity awards or the exercise of stock options. We intend to review our ownership guidelines periodically to ensure they align with peer group norms and corporate governance best practices and remain appropriate in light of our annual equity award levels. As of December 31, 2019, all of our executive officers and directors had timely met their applicable stock ownership requirement.

Role	Stock Ownership Guideline (Multiple of Salary/Cash Retainer)	Compliance(1)
Chairman, President and Chief Executive Officer	6.0	√
Chief Financial Officer and Chief Operating Officer	4.0	√
Other Executive Officers	3.0	√
Non-Employee Directors	5.0	√

(1)     Based on salary and fair market value of counted equity as of December 31, 2019. As of the date of this filing, all executive officers and directors continue to be compliant with the above stock ownership guidelines.

Stockholder Communications with the Board of Directors

Stockholders and other interested persons may contact the Board of Directors to provide comments, to report concerns or to ask a question, at the following address:

Varonis Systems, Inc.

1250 Broadway, 29th Floor

New York, NY 10001

United States

Attn.: Chief Financial Officer and Chief Operating Officer

Those interested in communicating with one member of the Board of Directors or a group of such members, including the Lead Director, the Nominating and Corporate Governance Committee, the Compensation Committee, the Audit Committee or the non-employee/independent directors as a group, should specify in the correspondence to whom on the Board of Directors the correspondence is directed. The Company's Management will forward such correspondence, as appropriate. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the Chairperson of our Audit Committee.

Whistleblower Hotline

Employees may submit complaints about accounting, internal accounting controls or auditing matters by contacting the Company’s whistleblower hotline maintained for the Company by a third party. Accounting and auditing complaints may be made on a confidential or anonymous basis, but all such communications should contain sufficiently specific information to permit the Audit Committee to pursue the matter. We also maintain a formal non-retaliation policy that prohibits retaliation against, or discipline of, an employee who raises an ethical concern in good faith.

EXECUTIVE OFFICERS

The following sets forth certain information with respect to our executive officers as of April 15, 2020. Biographical information with regard to Mr. Faitelson is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Age: 40	GUY MELAMED

Position, Principal Occupation and Professional Experience:

Chief Financial Officer and Chief Operating Officer. Mr. Melamed has served as our Chief Financial Officer since April 2017 and as our Chief Operating Officer since February 2018. He is responsible for global operations, executing business strategies and financial management, including legal, treasury, investor relations and purchasing. Prior to becoming Chief Financial Officer, Mr. Melamed served in various finance roles within the Company since 2011, most recently as Vice President of Finance, during which time he was responsible for financial planning, reporting and operations and was instrumental in building and managing the global finance organization. Prior to joining Varonis, he held positions at E&Y as an Audit Manager and at KPMG, working with both foreign and domestic public and private companies. Mr. Melamed holds both a B.A and M.S.A from Boston College and is a Certified Public Accountant in the U.S. and Israel.

Age: 42	DAVID BASS

Position, Principal Occupation and Professional Experience:

Executive Vice President of Engineering and Chief Technology Officer. Mr. Bass has served as our Executive Vice President of Engineering and Chief Technology Officer since March 2018 and is responsible for all of Varonis’ product development and quality assurance. He has been an employee of the Company since 2005 and served as its Senior Vice President of Engineering from May 2014 through February 2018. Under his leadership, the Company has assembled a world-class engineering organization with deep experience spanning digital collaboration, storage, networking and security. Prior to Varonis, Mr. Bass held managerial development positions at NetVision Internet Applications and was an independent contractor.

Age: 55	JAMES O’BOYLE

Position, Principal Occupation and Professional Experience:

Senior Vice President of Worldwide Sales. Mr. O'Boyle has served as our Senior Vice President of Worldwide Sales since 2006. He is responsible for developing and growing the Company’s business through high performance sales teams and strategic channel partnerships in worldwide markets. Prior to joining Varonis, Mr. O'Boyle held leadership roles at Neoteris/Netscreen (acquired by Juniper), BlueCoat Systems, Inc. and Wellfleet/Bay Networks (acquired by Nortel). He holds a Bachelor of Science degree in computer science from the University of Scranton.

Age: 44	GILAD RAZ

Position, Principal Occupation and Professional Experience:

Chief Information Officer and Vice President of Technical Services. Mr. Raz has served as our Chief Information Officer and Vice President of Technical Services since February 2015. He is responsible for ensuring customer satisfaction through successful deployment and continued operation of Varonis products. Prior to becoming Chief Information Officer and Vice President of Technical Services, Mr. Raz was an employee of the Company beginning in 2006. Prior to Varonis, he held roles at Network Appliance and NetVision Internet Applications, where he assisted customers with highly technical pre- and post-sale deployments of networking and storage infrastructure.

AUDIT COMMITTEE REPORT

The Audit Committee is a committee of the Board of Directors made up solely of independent directors as required by the SEC and NASDAQ rules. The Audit Committee operates pursuant to a written charter approved by the Board of Directors, which is available on our investor website at https://ir.varonis.com/corporate-governance. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee consists of three members: Mr. Gavin, Mr. Segev and Mr. Van Den Bosch. Mr. Gavin is the Chairperson of our Audit Committee. Pursuant to the Audit Committee’s charter, the Company’s management is responsible for the financial reporting process, including the establishment and maintenance of internal controls and the preparation of the consolidated financial statements in accordance with generally acceptable financial principles. E&Y, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, E&Y is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to oversee these activities as well as the appointment, retention, compensation and performance of the independent auditors. It is not the responsibility of the Audit Committee to verify independently the information provided to it, prepare or certify the Company’s financial statements, or guarantee the audits or reports prepared by E&Y. In the performance of its oversight function, the Audit Committee has:

●	reviewed and discussed the audited financial statements with management and E&Y;

●	discussed with E&Y the matters required to be discussed by the Public Company Accounting Oversight Board;

●	received periodic updates from management and E&Y at scheduled Audit Committee meetings regarding the testing and evaluation of the Company’s internal controls over financial reporting;

●	discussed with E&Y the overall scope, plan and budget for the audit and the results of the audit, and discussed with management and E&Y the adequacy and effectiveness of the internal controls and the overall quality of the Company’s financial reporting; and

●	received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence and has discussed with E&Y its independence.

Based on the Audit Committee’s reviews and discussions with management and E&Y, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

John J. Gavin, Jr. (Chair)
Ofer Segev
Fred Van Den Bosch

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2020, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have or will have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 31,466,270 shares of our common stock outstanding as of March 31, 2020. Shares of common stock underlying stock options exercisable within 60 days of March 31, 2020 or RSUs vesting within 60 days of March 31, 2020 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. The table is based upon information supplied by officers, directors and principal stockholders, Schedules 13G filed with the SEC and other SEC filings under Section 16 of the Exchange Act. Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Varonis Systems, Inc., 1250 Broadway, 29th Floor, New York, NY 10001.

Name of Beneficial Owner	Shares Outstanding Beneficially Owned	Shares Subject to Right to Acquire Within 60 Days(1))	Total Number of Shares Beneficially Owned	% of Total Outstanding Shares Beneficially Owned

Five-Percent-or-More Beneficial:
The Vanguard Group(2)	2,739,182	-	2,739,182	8.7%
BlackRock, Inc.(3)	2,221,797	-	2,221,797	7.1%
Jackson Square Partners, LLC (4)	2,034,966	-	2,034,966	6.5%
Cadian Capital Management, LP (5)	1,875,054	-	1,875,054	6.0%
Named Executive Officers and Directors:
Yakov Faitelson(6)	120,972	147,356	268,328	*
Guy Melamed	22,614	-	22,614	*
David Bass	47,500	-	47,500	*
James O’Boyle(7)	64,979	36,816	101,795	*
Gilad Raz(8)	30,282	15,828	46,110	*
Kevin Comolli(9)	115,125	440	115,565	*
John J. Gavin, Jr.(10)	45,154	33,440	78,594	*
Gili Iohan(11)	17,628	4,255	21,883	*
Ohad Korkus(12)	28,573	1,377	29,950	*
Thomas F. Mendoza(13)	25,488	440	25,928	*
Ofer Segev(14)	23,773	440	24,213	*
Rona Segev-Gal(15)	10,084	440	10,524	*
Fred Van Den Bosch(16)	45,154	10,440	55,594	*
All executive officers and directors as a group (13 persons)	597,326	251,272	848,598	2.7%

* Represents beneficial ownership of less than one percent (1%).

(1)

For directors and executive officers, shares are deemed to be beneficially owned due to the individual’s right to acquire the shares upon the exercise of outstanding stock options or vesting of RSUs within 60 days from March 31, 2020 or upon termination of service other than for death, disability of involuntary termination.

(2)

Based solely on a Schedule 13G/A filed by The Vanguard Group on February 12, 2020. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. Represents 62,668 shares of common stock over which The Vanguard Group has sole voting power, 4,457 shares of common stock over which The Vanguard Group has shared voting power, 2,675,938 shares of common stock over which The Vanguard Group has sole dispositive power and 63,244 shares over which The Vanguard Group has shared dispositive power.

(3)

Based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 6, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Represents 2,159,539 shares of common stock over which BlackRock, Inc. has sole voting power and 2,221,797 shares of common stock over which BlackRock, Inc. has shared dispositive power.

(4)

Based solely on a Schedule 13G filed by Jackson Square Partners, LLC on February 14, 2020. The address of Jackson Square Partners, LLC is 101 California Street, Suite 3750, San Francisco, CA 94111. Represents 1,451,590 shares of common stock over which Jackson Square Partners, LLC has sole voting power, 254,231 shares of common stock over which Jackson Square Partners, LLC has shared voting power and 2,034,966 shares of common stock over which Jackson Square Partners, LLC has sole dispositive power.

(5)

Based solely on a Schedule 13G filed by Cadian Capital Management, LP on February 13, 2020. The address of Cadian Capital Management, LP is 535 Madison Avenue, 36th Floor, New York, NY 10022. Cadian Capital Management GP, LLC is the general partner of Cadian Capital Management, LP.  Eric Bannasch is the sole managing member of Cadian Capital Management GP, LLC. As such, Cadian Capital Management LLP and Eric Bannasch may be deemed to share voting and dispositive power over all such shares of common stock directly owned by Cadian Capital Management LP.

(6)

Consists of (i) 46,888 shares held of record by Mr. Faitelson; (ii) 31,575 shares held of record by the Faitelson 2019 Grantor Retained Annuity Trust #2; (iii) 42,509 shares held of record by the Faitelson 2020 Grantor Retained Annuity Trust #1; and (iv) 147,356 shares subject to stock options exercisable within 60 days of March 31, 2020.

(7)

Consists of (i) 54,979 shares held of record by Mr. O’Boyle; (ii) 10,000 shares held of record by the Jim O’Boyle 2014 Trust Family; and (iii) 36,816 shares subject to stock options exercisable within 60 days of March 31, 2020.

(8)	Consists of (i) 30,282 shares held of record by Mr. Raz; and (ii) 15,828 shares subject to stock options exercisable within 60 days of March 31, 2020.

(9)

Consists of (i) 3,140 shares held of record by Mr. Comolli; (ii) 111,985 shares held of record by Kevin E Comolli Living Trust Dtd 3/28/18, of which Mr. Comolli is the beneficiary; and (iii) 440 shares subject to RSUs exercisable within 60 days of March 31, 2020.

(10)

Consists of (i) 30,154 shares held of record by Mr. Gavin; (ii) 15,000 shares held of record jointly with Mr. Gavin’s spouse; (iii) 33,000 shares subject to stock options exercisable within 60 days of March 31, 2020; and (iii) 440 shares subject to RSUs exercisable within 60 days of March 31, 2020.

(11)

Consists of (i) 17,628 shares held of record by Ms. Iohan; (ii) 3,815 shares subject to stock options exercisable within 60 days of March 31, 2020; and (iii) 440 shares subject to RSUs exercisable within 60 days of March 31, 2020.

(12)

Consists of 28,573 shares held of record by Mr. Korkus; (ii) 937 shares subject to stock options exercisable within 60 days of March 31, 2020; and (iii) 440 shares subject to RSUs exercisable within 60 days of March 31, 2020.

(13)

Consists of (i) 25,471 shares held of record by Mr. Mendoza; (ii) 17 shares held of record by Mr. Mendoza as custodian for the benefit of Dylan M. O’Rand, Mr. Mendoza’s nephew; and (iii) 440 shares subject to RSUs exercisable within 60 days of March 31, 2020.

(14)	Consists of (i) 23,773 shares held of record by Mr. Segev; and (ii) 440 shares subject to RSUs exercisable within 60 days of March 31, 2020.

(15)	Consists of (i) 10,084 shares held of record by Ms. Segev-Gal; and (ii) 440 shares subject to RSUs exercisable within 60 days of March 31, 2020.

(16)

Consists of (i) 45,154 shares held of record by Mr. Van Den Bosch; (ii) 10,000 shares subject to stock options exercisable within 60 days of March 31, 2020; and (iii) 440 shares subject to RSUs exercisable within 60 days of March 31, 2020.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation program is overseen by our Compensation Committee. The Compensation Committee primarily assists the Board in fulfilling its compensation oversight responsibilities by ensuring best practices, which, among other things, include:

●	reviewing and approving the compensation of our Chief Executive Officer;

●	reviewing and approving compensation of all executive officers and establishing annual and long-term performance goals for these individuals;

●	reviewing and approving performance-based compensation of executive officers, including incentive awards;

●	reviewing our director compensation program and recommending changes in director compensation to the Board to the extent appropriate; and

●	administering our equity compensation plans and programs.

The Compensation Committee consists of Mr. Comolli and Ms. Segev-Gal. Mr. Comolli is the chairman of our Compensation Committee. This section discusses our compensation program, policies and practices as they relate to our “named executive officers” whose compensation information is presented in the tables that follow.

Named Executive Officers in Fiscal Year 2019

The following individuals were our “named executive officers” (also referred to as “NEOs”) in fiscal 2019:

Named Executive Officer	Title
Yakov Faitelson	Chief Executive Officer, President and Chairman of the Board
Guy Melamed	Chief Financial Officer and Chief Operating Officer
David Bass	Executive Vice President of Engineering and Chief Technology Officer
James O’Boyle	Senior Vice President of Worldwide Sales
Gilad Raz	Chief Information Officer and Vice President of Technical Services

Rationale for Prior Year CEO Compensation

In 2018, the Compensation Committee granted a long-term equity award to our CEO that was intended to make up for significantly below-average prior five-year total compensation. Even after factoring in the impact of the higher 2018 RSU award, total compensation for our CEO was still well below the median among the companies in our peer group. This is further described below in the section titled “Review and Reform of 2019 CEO Equity Compensation.”

Review of Executive Compensation Program in Light of Last Year’s Say-on-Pay Results

We are committed to using executive compensation as a way to align closely the interests of management and our stockholders and to retain and incentivize key talent, taking bold action where necessary to achieve these goals. In June 2019, following lengthy and substantive discussions with our stockholders, we finalized certain changes to the equity compensation of Mr. Faitelson, our Chief Executive Officer, including revised PSU and RSU awards that we had originally granted to him in February 2019. We believe these changes reflect our fundamental commitment to remaining responsive to the voice of our stockholders. We determined to revise Mr. Faitelson’s 2019 equity pay (1) to reduce the size of the PSU and RSU awards, (2) to extend the previously implemented one-year performance period under the PSUs to three consecutive one-year performance periods and (3) to make the performance metric of the PSUs—subscription revenue as a percentage of license revenue—more challenging. Additionally, any payout to Mr. Faitelson under the 2019 equity grant for performance in years 2019-2021 is subject to his continued employment through February 2022. The following shows the terms of Mr. Faitelson’s 2019 compensation, as revised:

These changes, which we view as enhancements more closely supporting our pay-for-performance philosophy, resulted from extensive stockholder input, including the results of our “say-on-pay” vote on the 2018 compensation of our named executive officers, and consultation with our external advisors are summarized below:

SUMMARY OF CHANGES TO CHIEF EXECUTIVE OFFICER 2019 EQUITY COMPENSATION
	Original Award Terms	Modified Award Terms
Number of RSUs	66,642	38,536
Number of PSUs	66,642	38,536
Equity Value at Target	$7,399,928	$4,628,944
Maximum PSU attainment	170%	200%
Performance Period(s)	1 year (2019 performance)	1-year, 2-year, and 3-year target all set upfront in 2019
Vesting and Payout Timing	1/3 of earned shares vest per year based on continued service. Vesting occurs following years 2019, 2020, and 2021 and payouts occur shortly after vesting.	Shares are earned and vest during each of 2020, 2021 and 2022 based on prior year's performance. Delivery of all shares is deferred until completion of 3 years of continued service through February 2022.

We believe that Mr. Faitelson’s revised 2019 PSU award contains incentives that more appropriately reflect our ongoing transition from a perpetual license to a subscription-based business model. In particular, we modified this PSU award based on a review of our first quarter 2019 financial results, which revealed a more rapid shift to a subscription licensing model than expected, and a reevaluation of our timeline for completing the transition against the rates of subscription revenue growth at comparable companies that historically underwent a similar transition.

As described above, Mr. Faitelson’s 2019 equity compensation was modified to drastically reduce realizable pay following discussion with stockholders. However, pursuant to SEC rules, the Summary Compensation Table must still reflect the grant-date value of his original 2019 equity award. As a supplemental disclosure that we believe more faithfully reflects our 2019 compensation decisions and Mr. Faitelson’s actual equity awards, we summarize below Mr. Faitelson’s annual compensation based on the modification-date value of his revised compensation arrangements:

Summary of CEO Annual Compensation, After Modification of 2019 Equity Awards

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Yakov Faitelson	2019	560,000	–	4,628,944	523,169	11,200	5,723,313
Chief Executive Officer	2018	560,000	–	7,792,500	407,472	11,000	8,770,972
and President	2017	400,000	–	1,831,050	460,000	10,800	2,701,850

For further discussion of each element of compensation listed here, please see the footnotes to the “Summary Compensation Table.” Note that the stock award value shown above was conservatively calculated based on the fair market value on June 25, 2019, which was the formal modification date. However, discussions on modification started in early April as noted below and, if the February 14, 2019 original grant date price were used for comparison instead, the value of the modified grant would be lower still, at $4,279,038.

After our extensive review and discussions with stockholders, which is discussed in detail below, we believe that total compensation of $5,723,313 listed in the table above is a more appropriate reflection of Mr. Faitelson’s 2019 compensation and aligns with our compensation philosophy and peer practices.

Review and Reform of 2019 CEO Equity Compensation

The following table summarizes our process for designing and reforming the Chief Executive Officer’s 2019 equity compensation, with more detailed narrative disclosure following.

	DESIGN PROCESS	ACTIVITIES COMPLETED

1	MAKE ORIGINAL GRANT February 2019

▪     Conducted extensive analysis by considering benchmarking against the practices of peer companies, the CEO’s past performance, the policies of the major proxy advisory firms and institutional investors and general competitive market conditions.

▪      Set compensation as an equal mix of PSUs and RSUs.

▪      Granted 66,642 RSUs and 66,642 PSUs.

▪     Set aggressive performance targets for PSUs, which were based on percentage of revenues from subscription licenses, based on 2018 FYE results and our planned transition to a subscription-based licensing model. PSUs had a one year-performance period and earned shares were scheduled to vest in one-third annual installments until 2022 subject to continued employment.

2	REEVALUATE April 2019

▪      After reviewing Q1 2019 financial results, saw that we were transitioning more quickly than anticipated to a subscription-based licensing model.

▪      Determined that target subscription revenue percentages for CEO’s PSUs would need to be substantially increased to remain challenging and create robust incentives.

▪      Took a “wait-and-see” approach throughout Q2 2019, in order to assess other potential changes to CEO’s 2019 equity pay.

3	ENGAGE WITH STOCKHOLDERS April 2019

▪      Reviewed proxy advisory firms' unfavorable voting recommendations and preliminary voting results for 2018 “say-on-pay” vote.

▪      Supplementing ongoing stockholder engagement, undertook an extensive stockholder outreach program on executive compensation. Discussed with stockholders their concerns regarding CEO’s 2019 equity compensation.

▪      Held annual meeting in May 2019, where a majority of stockholders cast votes against 2018 “say-on-pay” proposal.

4	DESIGN AND CONFIRM Throughout Spring 2019

▪      Continued to communicate with stockholders their concerns which led to the majority “against” 2018 “say-on-pay” vote.

▪       Consulted with compensation consultants on peer practices and engaged additional compensation advisors on tax, accounting and disclosure issues.

▪     Evaluated potential methods of responding to stockholders’ concerns, including:

➢  reduced grant size for CEO;

➢  more difficult performance targets;

➢  longer performance periods; and

➢  no release of shares underlying PSUs until end of aggregated performance period.

5	FINALIZE June 2019

▪     With end of Q2 2019 nearing, determined to take action following considerable internal analysis, including a review of historical subscription growth rates at other companies that had undertaken a license-based to subscription-based transition.

▪     Decreased the number of shares underlying RSUs to 38,536 (from 66,642) and number of shares underlying target PSU payout to 38,536 (also from 66,642).

▪     Increased percentage of shares potentially available for maximum PSU payout to 200% of target (from 170% of target previously).

▪     Amended PSUs to be earned in three equal installments, based on achievement of higher annual target subscription revenue percentages for each of three years (based on survey of companies which had undertaken subscription transitions), and for all underlying shares to be released only in 2022.

▪     Adjusted certain other risk mitigation compensation measures, including specifically the adoption of stock ownership guidelines and a claw-back policy.

STEP 1: Make Original PSU and RSU Grants

On February 14, 2019, our Compensation Committee granted to our Chief Executive Officer a mix of PSUs and RSUs under our 2013 Omnibus Equity Incentive Plan (the “2013 Plan”). During its annual executive compensation review, the Compensation Committee had previously determined to introduce PSUs to our Chief Executive Officer’s executive compensation package, and to allocate 50% of his long-term equity compensation to PSUs and 50% to RSUs. This was based on benchmarking against the practices of peer companies, a review of the Chief Executive Officer’s past performance, the policies of major proxy advisory firms and institutional investors and general competitive market conditions.

With respect to the 2019 PSUs, the Compensation Committee established subscription revenues as a percentage of total license revenues as the performance metric, due to the Company’s transition from a perpetual license to a subscription-based business model. The Compensation Committee set its initial target revenue percentages based on the practices of our peer companies (including those listed under “Compensation Discussion and Analysis—Setting Compensation Levels of our Executive Officers—The Role of Peer Companies and Competitive Positioning”) and the pace of their subscription revenues growth over time. The Compensation Committee believes that the target percentages, when originally set shortly after fiscal 2018 year-end, were appropriately aggressive as a performance metric to incentivize strong subscription revenues growth in 2019.

The PSUs were scheduled to vest, subject to continued employment, in approximately one-third annual installments over 2020, 2021 and 2022 after being earned based upon the achievement of a target revenue percentage at the end of a one-year performance period in 2019.

STEP 2: Reevaluate Grants

Shortly after completing the first quarter of 2019, we found that the Company was moving to a subscription-based license model at a pace much faster than initially anticipated. In response to this shift in assumptions underlying the initial subscription revenue percentages, in its April 2019 meeting, our Compensation Committee considered ways to maintain the challenging nature of the performance metric that would reflect the successful start to the transition. The Compensation Committee determined at its April 2019 meeting that the previously-established target revenue percentages for the Chief Executive Officer’s 2019 PSUs should be substantially increased. The Compensation Committee decided to postpone for a brief period finalizing this change to the Chief Executive Officer’s 2019 compensation, so that it could review certain additional changes that might also be appropriate for the Chief Executive Officer’s long-term equity compensation.

STEP 3: Engage with Stockholders

In April 2019, we began to receive the preliminary results of our stockholder vote on the “say-on-pay” proposal for the 2018  compensation of the Company’s named executive officers, including the Chief Executive Officer, to be voted on at the 2019 Annual Meeting of Stockholders (the “2019 Meeting”), which indicated that many stockholders had cast votes against the proposal. Proxy advisory firms also issued unfavorable recommendations with respect to our “say-on-pay” proposal. Based on these developments, we undertook an extensive outreach initiative to our diffuse stockholder base. This outreach formed part of our ongoing stockholder engagement program, described in more detail under “Information Regarding the Board of Directors and Corporate Governance—Engagement with Stockholders.” In our outreach both before the 2019 Meeting and in the second half of fiscal 2019, we contacted stockholders representing approximately 90% of our outstanding shares, including our 50 largest stockholders, and offered to meet in person or telephonically with them. We ultimately spoke individually with stockholders representing more than 35% of our outstanding shares on various executive compensation issues.

Conversations with stockholders occurred in person or telephonically. Board and management participants in our stockholder engagement, both before the 2019 Meeting and in the second half of fiscal 2019, included various participants as shown in the below graphic, to ensure access to key roles in the executive compensation planning process:

Company Participants	Results of Outreach

✓ Chairperson of Compensation Committee	Stockholders Contacted:
> 90% of outstanding shares
✓ Chief Financial Officer and Chief Operating Officer	(including our 50 largest stockholders)

✓ Head of Investor Relations	Stockholders with Whom We Met or Spoke Individually:
> 35% of outstanding shares

  Stockholders primarily emphasized the concerns raised by the proxy advisory firms with respect to 2018 executive compensation, focusing on (i) the lack of performance-vesting equity awarded to the Chief Executive Officer in 2018 (insofar as all equity awards were in the form of time-based RSUs) and (ii) the nominal amount of the Chief Executive Officer’s 2018 RSU grant on a standalone basis, which was $7,792,500 based on grant date fair value. The proxy advisory firms also took issue with a lack of certain risk-mitigating measures inherent in our executive compensation and an overall misalignment of pay-for-performance. At the 2019 Meeting held on May 2, 2019, a majority of stockholders present cast votes against our “say-on-pay” proposal.

STEP 4: Design and Confirm

To advance its preliminary steps from April for changing the Chief Executive Officer’s 2019 equity awards, and based on feedback from stockholders on the Chief Executive Officer’s 2018 equity compensation package and the outcome of the “say-on-pay” vote, the Compensation Committee met several times in spring 2019 to develop a long-term plan for enhancing the effectiveness of our Chief Executive Officer’s compensation. In particular, the Compensation Committee explored ways of changing the size and terms of the RSU and PSU awards to better align them with peer company practices and to enhance their performance-based orientation. Throughout this process, the Compensation Committee consulted with its independent compensation consultant, Compensia, Inc. (“Compensia”), and engaged other expert advisors and consultants to advise the Compensation Committee on related disclosure, tax and accounting issues. At a meeting in May 2019, the Compensation Committee evaluated:

(i)	potentially reduced grant sizes for both the PSUs and RSUs,

(ii)	performance targets for the PSUs that would be more difficult to achieve, including in light of our first quarter 2019 performance and revised full year 2019 projections,

(iii)	an overall performance period for PSUs of three years rather than one year, and

(iv)	no release to the Chief Executive Officer of any shares underlying the PSUs (even those earned during the 2019 and 2020 performance periods) until February 28, 2022.

Management also continued to communicate with stockholders regarding their concerns that led to the majority “against” 2018 “say-on-pay” vote.

STEP 5: Finalize

After further analysis, on and effective June 25, 2019, the Compensation Committee finalized its discussions and resolved to maintain the Chief Executive Officer’s 50%/50% split between RSUs and PSUs, while revising the 2019 RSU and PSU awards based on lessons learned from stockholder outreach regarding his 2018 equity compensation.

The Compensation Committee elected to take bold action in an effort to demonstrate its keen interest in responding to stockholder feedback. These actions are summarized in detail in the tables below:

RSU Grant

What We Learned About the CEO’s 2018 Equity Pay	What We Did for CEO’s 2019 and 2020 Compensation
✓ Although intended as a “catch-up” to make up for significantly below-average prior five-year total compensation, the 2018 RSU grant (150,000 shares with a grant date fair value of $7,792,500) was misaligned with peer company norms.

✓   Reduced 2019 RSU grant size: We decreased the size of the 2019 grant from 66,642 RSUs to 38,536 RSUs, which aligns more with peer company norms and recognizes that Mr. Faitelson’s larger 2018 RSU award sufficiently rectified a pattern of lower total pay among our peers.

➢    In recent years, Mr. Faitelson’s total compensation, including his RSU award, was relatively low and consistently well below median among the companies in our peer group.

➢   As a result, in 2018, our Compensation Committee granted to Mr. Faitelson an RSU award with a value considerably above the market median among our peer companies in 2018 to make up for the substantially below-market compensation from prior years. Even with the 2018 award, total compensation for our CEO was well below average on a five-year comparable basis.

➢    In 2019, having addressed this history of prior compensation, our Compensation Committee took steps to stabilize Mr. Faitelson’s equity compensation at a level closer to market norms. The Compensation Committee determined that the revised 2019 award of 38,536 RSUs was more appropriately sized given this objective.

✓  Sized 2020 RSU award using market norms: The Compensation Committee granted Mr. Faitelson RSUs with a value appropriately sized to meet market norms.

PSU Grant

What We Learned About the CEO’s 2018 Equity Pay	What We Did for CEO’s 2019 and 2020 Compensation
✓ Stockholders and proxy advisory firms were concerned with lack of performance-vesting equity.	✓ Added PSUs as significant portion of pay ➢ Introduced PSU award in 2019, making up 50% of the total equity award at target value.
✓ Performance-vesting equity with successive annual performance periods promotes long-term alignment of pay with performance, to the extent a company can set its long-term business goals with reasonable foresight.

✓  Extended performance period of 2019 PSUs

➢    Implemented three one-year performance periods: We eliminated the PSUs’ single, one-year performance period and subsequent three-year vesting in equal annual installments subject to deferred receipt feature for all earned shares, as described in the section below. We revised the awards to contain three tranches of PSUs, each to be earned based on performance in the accompanying one-year performance periods (2019, 2020 and 2021). Under the PSUs’ modified terms, each tranche, to the extent earned, vests in full in the year following the applicable performance period (2020, 2021 and 2022, respectively). This was largely driven by a reevaluation of our goals for our planned transition from a perpetual license to a subscription-based business model, which we had begun in the first quarter of 2019. Since comparable companies that had successfully undertaken similar transitions completed their shift in four to six years, we determined that an aggressive three-year runway would more effectively incentivize higher subscription revenue growth.

➢   Deferred receipt feature for all earned shares: We added a deferral feature to Mr. Faitelson’s 2019 PSU grant, in order to promote Mr. Faitelson’s focus on long-term performance throughout the full vesting schedule and his retention at our Company as a critical executive in a competitive industry. Upon vesting and after all applicable tax withholding, shares earned in respect of the 2019 and 2020 performance periods would be placed in a trust account or otherwise retained by the Company and only paid to CEO in 2022, subject to continued employment. If Mr. Faitelson’s employment terminates prior to this date, he will not receive any of the earned and vested PSUs.

✓    Used Annual Recurring Revenue as the criteria for 2020 PSU award: The Compensation Committee granted Mr. Faitelson PSUs in 2020 that, assuming the applicable annual recurring revenue-based performance is achieved, will vest after three years (in February 2023), subject to Mr. Faitelson's continued employment through such date.

✓ PSU performance targets would need to be raised due to a successful start to our transition to a subscription-based licensing model.

✓  Set substantially more challenging performance metrics:

➢    We raised target subscription revenue percentages for the 2019 performance period and set successively more difficult target percentages for the 2020 and 2021 performance periods. For 2019, those metrics are as follows:

	Year	Threshold	Target	Maximum
	2019	20%	25%	40%

➢    This was based on our first quarter 2019 financial results, which revealed a more rapid shift from a perpetual license model to a subscription-based business model than expected, and a survey of comparable companies that had completed the same transition and used subscription revenue percentages as their performance metrics.

✓ Like RSUs, size and terms of PSU awards should closely align with peer norms.

✓  Reduced 2019 PSU grant size substantially: We decreased the target number of PSUs from 66,642 to 38,536. We increased the maximum payout multiple for PSUs that may be earned from 170% of target to 200% of target, but the maximum number of earnable PSUs was substantially decreased.

✓  Sized 2020 PSUs award using market norms: The Compensation Committee granted Mr. Faitelson PSUs with a value that was appropriately sized to meet market norms.

Other

What We Learned About the CEO’s 2018 Equity Pay	What We Did for 2019 and 2020 Compensation
✓ We and our stockholders could benefit from a risk mitigation perspective if we adopted and/or revised certain compensation policies.

✓  2019 and 2020: Adopted robust stock ownership guidelines (with a holding period requirement) for directors and executive officers, requiring stock ownership equal to 6x salary for our CEO, 4x salary for our CFO/COO, 3x salary for our other executive officers and 5x annual retainer for our non-employee directors.

✓  2019 and 2020: Adopted claw-back policy for directors and executive officers.

✓  2019 and 2020: Removed exceptions to anti-hedging and anti-pledging policies for all directors, executive officers and employees.

Compensation Philosophy and Objectives

The Compensation Committee’s fundamental philosophy is to link closely executive compensation with the achievement of pre-established performance goals and to promote a culture of aligning executive interests with those of the Company and its stockholders. The Compensation Committee’s objectives in the design and operation of our compensation program for our executive officers are as follows:

✓	attract, motivate and retain highly skilled executives;

✓	incentivize management to optimize the Company’s performance; and

✓	increase long-term stockholder value.

The Compensation Committee also strives to ensure that overall compensation is fair for the services rendered and that the compensation structure is transparent. As such, the key components of executive compensation are limited to a base salary, an annual incentive cash award based on the achievement of pre-established performance goals (including, in certain instances, sales compensation plans providing commission opportunities) and long-term incentive compensation in the form of stock-based awards. The Compensation Committee strives to ensure that our executive compensation aligns management with the Company’s annual and long-term plans and strategy.

Various key features of our executive compensation program are set forth below.

What we do	What we don’t do

✓   Pay a majority of executive compensation in the form of long-term incentive-based awards, and, for the CEO, 50% of such long-term incentive-based awards in PSUs

✓   Cap the maximum payout under our cash incentive plan and PSUs

✓   Set challenging targets and performance metrics for our cash incentive plan and our performance-vesting long-term equity incentive awards

✓   Maintain a formal claw-back policy for cash and equity incentive programs

✓   Subject executives and directors to robust stock ownership guidelines

✓   Conduct an annual risk assessment of our compensation programs

✓   Engage an independent consultant to provide support and advice to the Compensation Committee

×       Create a compensation program that will encourage excessive risk-taking

×       Use the same performance metrics for cash incentive plans and PSUs

×       Allow our executive officers, directors or employees to hedge or pledge our stock (without exception)

×       Provide tax gross-ups in connection with severance, such as in a change of control

×       Re-price underwater stock options

×       Pay guaranteed bonuses

×       Pay dividends or dividend equivalents on unearned PSUs or unvested RSUs

×       Guarantee equity incentive awards for our named executive officers

Setting Compensation Levels of Executive Officers

The Role of the Compensation Committee

The Compensation Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on both the Company’s performance and executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and, thereby, increasing long-term stockholder value. The Compensation Committee also considers the scope of an executive’s duties and responsibilities and individual executive performance. Our Chief Executive Officer reviews the performance of our other named executive officers and makes recommendations, if any, to the Compensation Committee with respect to compensation adjustments for such officers. However, the Compensation Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers. The duties and responsibilities of the Compensation Committee are set forth in its charter, which can be found on our website, under “Information Regarding the Board of Directors and Corporate Governance—Committees of the Board of Directors—Compensation Committee.”

For 2019, a significant portion of each named executive officer’s total compensation was allocated to compensation in the form of an annual performance-based incentive cash award and stock-based awards, in order to provide incentives to maintain and increase long-term stockholder value. The Compensation Committee also reviewed and considered total direct compensation in setting each element of compensation for our named executive officers. For more information, see “—2019 Executive Compensation Elements—Mix of Pay.”

The Role of the Compensation Consultant

The Compensation Committee has engaged Compensia, a national compensation consulting firm, to provide research and analysis and to make recommendations as to the form and level of executive compensation. The Compensation Committee also sought input from Compensia on executive compensation matters for 2019, including the design and competitive positioning of our executive compensation program, our peer group, appropriate compensation levels and evolving compensation trends. Additionally, the Compensation Committee retained other expert advisors and consultants to counsel the committee on disclosure, tax and accounting issues related to the changes in the Chief Executive Officer’s 2019 equity compensation.

The Compensation Committee considered the independence of Compensia as consultant to the Compensation Committee. In connection with this process, the Compensation Committee reviewed, among other items, documents from Compensia addressing the firm’s independence, including the following factors: (i) other services provided to the Company by the firm; (ii) fees paid by the Company as a percentage of the firm’s total revenue; (iii) policies or procedures of the firm that are designed to prevent conflicts of interest; (iv) any business or personal relationships between the senior advisor of the firm’s consulting team with a member of the Compensation Committee; (v) any Company stock owned by the senior advisor of the firm’s consulting team or any member of that individual’s immediate family; and (vi) any business or personal relationships between our executive officers and the firm’s senior advisor. The Compensation Committee discussed these considerations and concluded that the work performed by Compensia and each of its senior advisors involved in the engagement did not raise any conflict of interest.

The Role of the Chief Executive Officer

Our Chief Executive Officer provides the Compensation Committee with his views on the performance of each of the named executive officers (other than himself) and also reviews the report prepared by Compensia providing research, analysis and recommendations as to the form and level of executive compensation. While the Chief Executive Officer made recommendations to the Compensation Committee regarding the 2019 compensation of each of the named executive officers (other than himself) based on his assessment of Company and individual performance as well as his review of Compensia’s report analyzing the compensation of our executive officers for 2019, the Compensation Committee determines the form and level of executive compensation in its sole discretion.

The Role of Peer Companies and Competitive Positioning

As part of its review of executive compensation for 2019, the Compensation Committee reviewed the executive compensation arrangements at peer group companies. Our peer group includes comparable software companies that were selected based on specific financial criteria, including, but not limited to, revenue and market capitalization. For 2019, the Compensation Committee removed the following companies from the peer group used in 2018 because they were acquired or merged and ceased to be publicly traded companies: Barracuda Networks, Bazaarvoice, Callidus Software, Gigamon, Hortonworks and Imperva. The Compensation Committee also added Carbon Black, OneSpan, SailPoint Technologies, Tenable Holdings and Zscaler as additional peers based on the criteria described above. For 2019, our peer group consisted of the following companies:

• A10 Networks	• Medidata Solutions	• Q2 Holdings
• AppFolio	• MINDBODY	• Qualys
• Carbon Black	• MobileIron	• Rapid7
• Carbonite	• Model N	• SailPoint Technologies
• Coupa Software	• Okta	• SecureWorks
• Five9	• OneSpan	• Tenable Holdings
• ForeScout Technologies	• Proofpoint	• Zscaler

In the course of its deliberations, the Compensation Committee reviewed executive compensation data compiled from the peer group companies, as contained in a report prepared by Compensia, in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range and to set executive compensation for 2019. The Compensation Committee, however, did not set executive compensation or each element of compensation at a specific target percentile within the peer group. The Compensation Committee focuses on providing compensation that is fair for the services rendered and reflects an executive’s experience, performance and scope of responsibilities, closely linking executive compensation with the achievement of Company performance goals under the annual cash incentive program and long-term equity compensation program, and promoting a culture of aligning executive interests with those of the Company and its stockholders.

2019 Executive Compensation Elements

Mix of Pay

The key elements of our executive compensation program for the year ended December 31, 2019 comprised three components, summarized below:

Element	Purpose	Key Features

Base Salary	Provide competitive baseline compensation and a level of cash income predictability and stability.	✓	Fixed cash compensation.
		✓	Amounts informed by external competitive market levels, accounting for factors such as scope of the position, individual performance and corporate performance.
		✓	Target reasonably competitive range among our compensation peer group.

Annual Cash Incentive Plan or Annual Sales Compensation Plan (Cash Bonus)	Reward the achievement of corporate and individual performance during the year, and, in the case of annual sales compensation plan, pay a sales commission.	✓	Variable cash compensation governed by terms of plans.
		✓	Performance metrics include, under cash incentive plan, revenue and non-GAAP operating income (loss), along with individual performance, and under sales compensation plan, earned net revenues.
		✓	Target bonus opportunity amount determined in consideration of external market data (to attain reasonably competitive range among compensation peer group).
		✓	Actual value based on a combination of Company financial performance and (in case of annual cash incentive plan) individually defined, established performance objectives.

Long-Term Equity Incentives	Align with the long-term interests of Varonis, our stockholders and our executives, while rewarding long-term sustainable value creation and driving retention.	✓	Variable equity-based compensation governed by award agreements.
		✓	Performance metrics under CEO’s PSUs entail aggressive and challenging subscription-based revenue percentage goals.
		✓	Size of awards determined in consideration of external competitive market data.
		✓	RSUs generally have four-year ratable vesting and drive our goal of retaining top-tier talent.
		✓	PSUs have three-year ratable vesting and are earned based on achievement of applicable annual performance targets, with no release until three-year vesting period is completed.
		✓	Target PSU opportunity amount is determined in consideration of external competitive market data (to attain reasonably competitive range among compensation peer group).

Executive officers are also eligible to receive other benefits as described below under “Perquisites and Other Benefits.”

We believe that our executive pay mix strongly supports our pay-for-performance culture. The combination of annual cash incentive compensation and long-term equity incentive compensation for our Chief Executive Officer and other named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The focus on long-term incentives demonstrates our strong commitment to the alignment of management and stockholder interests over time.

➢     In 2019, approximately 80% of our CEO’s total target direct compensation and 85% of our non-CEO named executive officers’ total pay, on average, consisted of equity, compensation which underscores our use of executive pay as a way to bring management interests in line with those of stockholders.

➢     In 2019, approximately 90% of our CEO’s 2019 total target direct compensation was “at risk” and subject to future performance to have any realized value.

Average NEO (Other than CEO)
2019 Compensation Mix

85% long term-based

CEO 2019 Compensation Mix
90% at risk and 80% equity-based *

* Reflects grant date fair values of the PSUs and RSUs granted to Mr. Faitelson in 2019 following their modification. For more information, see footnote 2 to the Summary Compensation Table under “Executive Compensation.”

➢     Base salary, the primary element of our “fixed” pay for all named executive officers, serve to attract and retain top executive talent, and the use of these pay elements is consistent with competitive market practices.

Our equity pay practices have also evolved over time to reflect a more prudent use of stockholder capital. This progress toward more sophisticated equity compensation practices has resulted in, (i) for our CEO, the introduction of performance-vesting equity, which directly ties our executive pay to key drivers of our business and our long-term strategy, and, (ii) for all of our named executive officers, a greater portion of time-vesting full-value awards rather than options, which tracks market norms and our need to retain top talent in a competitive marketplace. The following conveys our CEO’s equity pay mix over time as an example of this progression.

Base Salary

Our executive officers, including our named executive officers, receive a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Compensation Committee considers in setting base salaries include the scope of job responsibilities, individual execution of Company strategies and contributions to Company success, Company-wide performance and comparability to market compensation.

For 2019, the Compensation Committee, based on a review of the factors set forth above, including an analysis prepared by Compensia of competitive market compensation, and to better align our annual cash compensation for our executive officers with our peer companies in a competitive technology employment market (and with respect to Mr. Melamed, also in connection with his assumption of the responsibilities of Chief Operating Officer in addition to his existing role as Chief Financial Officer), maintained the annual base salaries for Messrs. Faitelson, Melamed, Bass, O’Boyle and Raz at $560,000, $400,000, $345,725, $350,000 and $360,000, respectively.

In determining salary levels for 2020, the Compensation Committee once again elected to maintain base salaries at the same amounts for all of our named executive officers. For Mr. Faitelson, 2020 represented the third consecutive year for which his base salary was not increased. This decision by the Compensation Committee followed our historical pattern of not materially increasing Mr. Faitelson’s base salary year to year (other than between 2017 and 2018), in an effort to keep a substantial portion of his compensation at risk, and thus tied to longer-term performance, and/or equity-based, and thus more closely aligned with stockholders’ interest.

Annual Cash Incentive Compensation

Mr. Faitelson and Mr. Melamed

Bonus Amounts and Performance Metrics

Messrs. Faitelson and Melamed participated in our 2019 Cash Incentive Plan, under which bonuses are earned in the form of quarterly and year-end bonus awards. For 2019, the Compensation Committee, based on a review of factors including the scope of job responsibilities, individual execution of Company strategies and contributions to Company success, Company-wide performance and comparability to market compensation (by reference to the report prepared by Compensia), maintained the target bonus opportunities for Messrs. Faitelson and Melamed from 2018. Thus, effective as of January 1, 2019, the target cash incentive award opportunity for each of these named executive officers was as follows:

Named Executive Officer	Target Cash Incentive Award (% of salary and amount)

Yakov Faitelson	$440,000 (78.6%)

Guy Melamed	$250,000 (62.5%)

Each of Messrs. Faitelson’s and Melamed’s annual cash incentive compensation for 2019 was earned for the applicable quarterly or annual period based on the weighting of factors as follows:

•	67.5% based on the quarterly and annual achievement of Company revenue targets;

•	22.5% based on the quarterly and annual achievement of Company non-GAAP operating income targets; and

•	10% based upon individual performance for each quarter and for the year as determined by the Compensation Committee in its discretion.

The Compensation Committee set the annual and quarterly target amounts for each performance metric at the beginning of the fiscal year, such that the annual target amounts may differ from the sum of all quarterly target amounts for that same metric. In light of our ongoing transition from a perpetual license to a subscription-based model, which launched in the first quarter of 2019, the Compensation Committee provided that each of the quarterly and annual target amounts for revenue and non-GAAP operating income (loss) would be automatically adjusted upward or downward, based on the percentage of license revenues derived from subscriptions during such quarter or year (where subscription-based revenues comprised at least 10% of total license revenues, upward by approximately 0.33% for every 1% increase, and where subscription-based revenues comprised less than 10% of total revenues, downward by approximately 0.33% for every 1% decrease). With respect to the individual performance factor, following the end of each quarter and the year, the Compensation Committee approves an achievement percentage for the individual performance factor of each of the Chief Executive Officer and Chief Financial Officer (in the case of the Chief Financial Officer, based on the recommendation of the Chief Executive Officer).

Under the 2019 Cash Incentive Plan, no quarterly or annual payouts could be made, regardless of individual performance, unless we achieved a certain pre-established threshold level of corporate performance in respect of either the revenue or non-GAAP operating income target for the applicable quarterly or annual period. Additionally, the 2019 Cash Incentive Plan provided for a (i) payout at the target bonus opportunity amount for the applicable quarterly or annual period if we attained both of the revenue targets and non-GAAP operating income targets for such period, (ii) a payout capped at 115% of the target bonus opportunity amount for the applicable quarterly or annual period if either of our revenue or non-GAAP operating income (loss) performance equaled or exceeded the “stretch” amounts for such period and (iii) a payout capped at 120% of the target bonus opportunity amount for the applicable quarterly or annual period if both of our revenue and non-GAAP operating income (loss) performance equaled or exceeded the “stretch” amounts for such period.

The Compensation Committee chose to use revenue and non-GAAP operating income as the corporate performance metrics under the 2019 Cash Incentive Plan, as the Company has always tied its levels of investment to the revenues it planned to achieve. Additionally, these measures work to promote the alignment of stockholder interests with those of our executive officers, because they represent key financial measures used by us and our analysts reporting our financial results and may significantly impact our stock price. The cap on total payouts of the revenue and non-GAAP operating income components were set to manage potential incentive compensation costs and avoid incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers.

The relevant performance targets under the 2019 Cash Incentive Plan, as pre-established and automatically adjusted for each quarter and/or annual period to reflect the percentage of subscription-based revenues, are disclosed below. Quarterly and/or annual bonus payouts earned for corporate performance between these performance targets were determined through linear interpolation.

Period	Corporate Performance Metric
	Threshold Payout		Target Payout		“Stretch” Payouts
	Revenue*	Non-GAAP Operating Income (Loss)**	Revenue	Non-GAAP Operating Income (Loss)**	Revenue	Non-GAAP Operating Income (Loss)**
(in millions)
Q1 2019	$55.2	$(14.4)	$55.9	$(14.1)	$56.4	$(13.8)
Q2 2019	$54.9	$(15.2)	$55.7	$(14.8)	$56.1	$(14.5)
Q3 2019	$53.3	$(18.5)	$54.1	$(18.1)	$54.6	$(17.8)
Q4 2019	$69.5	$(11.1)	$70.4	$(10.6)	$71.2	$(10.2)
FY 2019	$226.7	$(65.2)	$229.7	$(63.7)	$232.0	$(62.4)

* The sequential increase in subscription mix throughout 2019 served as a headwind to reported revenues.

**Non-GAAP operating income (loss) is calculated as operating income (loss) as included in our annual and/or quarterly financial statements, excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

The pre-established performance objectives for fiscal 2019 were considered aggressive and attainable only with focused effort and execution and were designed to drive increased revenues and operating income, which, as stated above, the Compensation Committee believed would increase stockholder value consistent with our overall growth strategy. Management's 2019 target revenue metrics were lower relative to 2018, due to the Company's transition from a perpetual license to a subscription-based model, and the associated revenue headwinds. 65% of the Company's 2019 license revenues were from subscriptions in 2019, compared to 6% in 2018. Had the subscription mix remained flat in 2019, the targets would have been meaningfully higher than prior-year actuals.

Determination of 2019 Cash Incentive Award Payouts

For fiscal 2019, based on corporate performance, including annual revenues of $254.2 million and annual non-GAAP operating loss of $27.2 million, and individual performance, Mr. Faitelson was awarded cash quarterly and annual bonuses in the aggregate amount of $523,169, and Mr. Melamed was awarded cash quarterly and annual bonuses in the aggregate amount of $297,255. Each of Messrs. Faitelson and Melamed thus achieved 119% of their target bonus opportunities on an annual basis. These bonus amounts included, for Mr. Faitelson, aggregate amounts of $353,139 allocated to revenues (weighted at 67.5% of total bonus payout) and $117,713 allocated to non-GAAP operating income (weighted at 22.5% of total bonus payout), and for Mr. Melamed, aggregate amounts of $200,647 allocated to revenue (weighted at 67.5% of total bonus payout) and $66,882 allocated to non-GAAP operating income (weighted at 22.5% of total bonus payout).

The Compensation Committee subsequently determined to allocate toward individual performance for Mr. Faitelson, $52,317, and for Mr. Melamed, $29,726 (each weighted at 10% of total bonus payout).

The following table illustrates in summary format the operation of the 2019 Cash Incentive Plan, including the amounts actually awarded:

Named Executive Officer	Percentage of Base Salary Allocated to Target Bonus Opportunity	Target Bonus Opportunity	Revenue Metric				Non-GAAP Operating Income (Loss) Metric				Individual Performance Metric		Total Bonus Amount Awarded
			Corporate Performance		Allocation Within Executive’s Bonus		Corporate Performance		Allocation Within Executive’s Bonus		Allocation Within Executive’s Bonus
			Target	Actual	Weight	Actual Bonus Payout	Target	Actual	Weight	Actual Bonus Payout	Weight	Actual Bonus Payout
			(in millions)				(in millions)
Yakov Faitelson	78.6%	$440,000	Q1: $55.9	$56.4	67.5%	$353,139	Q1: $(14.1)	$(11.1)	22.5%	$117,713	10%	$52,317	$523,169
			Q2: $55.7	$59.6			Q2: $(14.8)	$(8.9)
			Q3: $54.1	$65.6			Q3: $(18.1)	$(4.7)
			Q4: $70.4	$72.6			Q4: $(10.6)	$(2.4)
			FY: $229.7	$254.2			FY: $(63.7)	$(27.2)
Guy Melamed	62.5%	$250,000	Q1: $55.9	$56.4	67.5%	$200,647	Q1: $(14.1)	$(11.1)	22.5%	$66,882	10%	$29,726	$297,255
			Q2: $55.7	$59.6			Q2: $(14.8)	$(8.9)
			Q3: $54.1	$65.6			Q3: $(18.1)	$(4.7)
			Q4: $70.4	$72.6			Q4: $(10.6)	$(2.4)
			FY: $229.7	$254.2			FY: $(63.7)	$(27.2)

Mssrs. O’Boyle and Raz

Bonus Amounts and Performance Metrics

We establish sales commission plans for certain of our employees and executive officers to encourage and reward contributions to our long-term revenue growth. For our most senior executive officers, including our Chief Executive Officer and our Chief Financial Officer and Chief Operating Officer, our Compensation Committee believes that because these officers possess relatively greater responsibility and stewardship for the overall performance of our Company, they should instead participate in a cash incentive plan using multiple performance metrics (such as the 2019 Cash Incentive Plan).

As heads of specific divisions of our Company, Messrs. O’Boyle and Raz participated in their own individual 2019 Sales Compensation Plan. Under these plans, Messrs. O’Boyle and Raz were entitled to annual sales commissions based on the revenues which we generated from the sale of our products and services worldwide. For 2019, the Compensation Committee, advised by Compensia and based on a review of factors including the scope of job responsibilities, individual execution of Company strategies and contributions to Company success, Company-wide performance, and comparability to market compensation, maintained the annualized target commission opportunity from 2018 for each of Messrs. O’Boyle and Raz. Effective as of January 1, 2019, the annual target sales commission opportunities for each of our named executive officers was as follows:

Named Executive Officer	Target Sales Commission Bonus (% of salary and amount)
James O’Boyle	$350,000 (100%)
Gilad Raz	$40,000 (11.1%)

Pursuant to their 2019 Sales Compensation Plan, each of Messrs. O’Boyle and Raz had the opportunity to earn an annualized target commission for the year if the annualized earned net revenues target was met, or a pro rata portion of their target compensation if their annualized earned net revenues fell below such target. For any amount in excess of 100% of the annualized earned net revenues target for 2019, each of Messrs. O’Boyle and Raz were entitled to receive 1.5% of any such excess.

“Earned net revenues” refer to credited sales value that was actually collected by us. Thus, named executive officers who participated in the 2019 Sales Compensation Plan as well as in sales compensation plans from prior years only became entitled to receive their commission bonus payments after we collected the net revenues relating to such payments for those prior years. For 2019, however, named executive officers were also entitled to receive 50% of their commission as an advance payment against the full commission bonus amount, and the remaining 50% only after we collected the net revenues to which the commission bonus payments related. The earned net revenues target under the 2019 Sales Compensation Plan is disclosed below.

Named Executive Officer	Earned Net Revenues Target (in millions)
James O’Boyle	$385
Gilad Raz	$385

Determination of 2019 Sales Compensation Plan Bonus Payouts

Mr. O’Boyle received in 2019 an aggregate amount of commissions equal to $275,829, which represented the sum of (i) $181,817 resulting from collected net credited sales value under the 2019 Sales Compensation Plan; and (ii) $94,012 resulting from collected net revenues under his Sales Compensation Plans from 2018 to 2014. Assuming 100% collection of 2019 net revenues, Mr. O’Boyle would receive an additional amount equal to $125,674 as a commission bonus pursuant to the 2019 Sales Compensation Plan (which would be aggregated with the $181,817 already earned under the 2019 Sales Compensation Plan toward the target commission opportunity of $350,000 set for Mr. O’Boyle in 2019).

Mr. Raz received in 2019 an aggregate amount of commissions equal to $27,930, which represented the sum of (i) $19,225 resulting from collected net credited sales value under the 2019 Sales Compensation Plan; and (ii) $8,705 resulting from collected net revenues under his Sales Compensation Plans from 2018 to 2014. Assuming 100% collection of 2019 net revenues, Mr. Raz would receive an additional amount equal to $12,754 as a commission bonus pursuant to the 2019 Sales Compensation Plan (which would be aggregated with the $19,224 already earned under the 2019 Sales Compensation Plan towards the target commission opportunity of $40,000 set for Mr. Raz in 2019).

Discretionary Bonus

In 2019, we paid Mr. O’Boyle a one-time discretionary bonus of $60,000, in recognition of Mr. O’Boyle’s exemplary efforts and contributions to the Company’s success in 2019, including with respect to the Company’s transition to a subscription-based business model.

Long-Term Equity Incentive Awards

The Compensation Committee grants stock-based awards under our 2013 Plan to our named executive officers in order to provide long-term incentive compensation opportunities which align the long-term interests of management with those of the Company and its stockholders. The Compensation Committee believes that stock-based awards incentivize our named executive officers to optimize our long-term business performance and stockholder value.

Stock-based awards to our named executive officers are approved on an annual basis in amounts determined by the Compensation Committee. Below is a summary of the long-term incentive vehicles awarded to our named executive officers in fiscal 2019.

Element	Purpose	Key Features
Performance-vesting RSUs (PSUs) (Chief Executive Officer only)	Incentivize continued focus on short- and long-term performance.

●     Three separate tranches of PSUs, earned based on one-year performance periods for 2019, 2020 and 2021, each vesting in the year following the applicable performance period (with no release of any underlying shares until the combined three-year vesting period is over in 2022).

●     Earned based on achievement of targets over three annual performance periods.

Time-vesting RSUs (RSUs)	Promote retention of key talent in competitive industry.	● Four-year vesting annually.

Changes to CEO 2019 Equity Grants

In February 2019, the Compensation Committee introduced PSUs to the mix of stock-based awards granted to our Chief Executive Officer, supplementing a retention-based RSU grant. The Compensation Committee determined to make certain changes to the 2019 PSU grant and RSU grant of our Chief Executive Officer, effective June 2019, in part due to extensive stockholder input, including the results of our “say-on-pay” vote on the 2018 compensation of our named executive officers, and further consultation with our external advisors regarding the practices of peer companies. Namely, we determined to revise the equity awards granted to Mr. Faitelson in 2019 in the following ways:

●	reduced the size of the PSU and RSU grants.

●	extended the one-year performance period in the PSUs to three consecutive one-year performance periods.

●	toughened the performance metric in the PSUs—subscription-based revenue as a percentage of license revenue—by making the goals more challenging.

Our Compensation Committee decided to make such revisions after reviewing our first quarter 2019 financial results, which revealed a more rapid shift from a perpetual license to a subscription-based model than expected, and evaluating our results and anticipated period for completing this transition against the rates of subscription revenue growth at other companies that historically underwent a similar transition. For more information on the full process surrounding the grant of these PSUs and RSUs, including revisions made to both of them in the course of 2019, see “Compensation Discussion and Analysis—Review of Executive Compensation Program in Light of Last Year’s Say-on-Pay Results.”

There was no incremental fair value recorded in accordance with FASB ASC Topic 718 (“Topic 718”) as of June 25, 2019, the date that the PSUs and RSUs were modified, because we decreased the size of the original PSU and RSU awards. While considerable value was removed as a result of this modification, Topic 718 does not permit a reduction in compensation cost below the value established at grant. Therefore, our reported values in the Summary Compensation Table reflect the original values calculated at the time of initial grant instead of the value immediately after the modification was enacted.

RSU Grants (CEO and Other NEOs)

In February 2019, the Compensation Committee approved the grant of time-based RSU awards under the 2013 Plan to Messrs. Faitelson, Melamed, O’Boyle, Bass and Raz, making certain changes to Mr. Faitelson’s award in June 2019 (the “February 2019 RSU Awards”). One quarter of the February 2019 RSU Awards will vest annually upon the last calendar day of the month of February, beginning on February 28, 2020, subject to the executive officer’s continued service with us on each applicable vesting date. The February 2019 RSU Awards will be settled in shares of the Company’s common stock within 30 days of each applicable vesting date, subject to the terms and conditions set forth in the applicable RSU award agreement.

In determining the size of the awards granted to each named executive officer, the Compensation Committee intended to reward and motivate our named executive officers to drive the financial performance of the Company. The Compensation Committee targeted award sizes that would be within a reasonably competitive range of market practice among the Company’s peers. With respect to Mr. Faitelson’s compensation, the Compensation Committee amended his 2019 RSU grant in June 2019, reducing the size of the award from the amount initially granted in February 2019. The vesting terms were not changed. For more information on the process surrounding the amendment of Mr. Faitelson’s RSU grant and the related rationale for its amended design, see “Compensation Discussion and Analysis—Review of Executive Compensation Program in Light of Last Year’s Say-on-Pay Results—Step 5: Finalize—RSU Grant.”

The following shows the February 2019 RSU Awards (including, for Mr. Faitelson, the revised award) granted to our named executive officers:

Named Executive Officer	Number of RSUs
Yakov Faitelson	38,536
Guy Melamed	75,000
David Bass	75,000
James O’Boyle	30,000
Gilad Raz	24,000

PSU Grant (CEO)

During its annual executive compensation review in February 2019, the Compensation Committee determined to introduce PSUs to our Chief Executive Officer’s executive compensation package for the first time, and to allocate 50% of his long-term equity compensation to PSUs and 50% to RSUs. As further described under “Compensation Discussion and Analysis—2019 Executive Compensation Elements—Long-Term Equity Incentive Awards—Changes to CEO 2019 Equity Grants,” the Compensation Committee first set the terms of the PSUs in February 2019 and then amended them to their current form in June 2019. The following discussion describes the 2019 PSU grant as amended.

PSU Amount and Performance Metrics

The PSUs are earned and vest in three equal installments based on the achievement of applicable annual 2019, 2020 and 2021 target percentages of total license revenue derived from subscription revenue. To the extent earned, each tranche vests in the year following the applicable one-year performance period. Upon vesting and after all applicable tax withholding, shares earned in respect of the 2019 and 2020 performance periods will be placed in a trust account or otherwise retained by the Company and only paid to the Chief Executive Officer in 2022, subject to his continued employment to such payment date. If Mr. Faitelson’s employment terminates prior to this date, he will not receive any of the earned and vested PSUs. The target number of shares underlying the PSUs for all three years is 38,536 (divided into approximately one-third for each of the three years), with a maximum payout opportunity capped at 200% of target shares.

We believe that these amended grant terms, which require Mr. Faitelson to meet increasingly challenging performance targets each year rather than attaining a single target in a one-year period, optimize Mr. Faitelson’s “at-risk” compensation and encourage him to lead our Company in line with a longer-term strategic business plan carefully set out at the inception of the grant period. We chose three, one-year performance periods to align the PSU incentives with our goals for transitioning our business from a perpetual license to a subscription-based business model, which we began in the first quarter of 2019. Since comparable companies that had successfully undertaken similar transitions completed their shift in four to six years, we concluded that an aggressive three-year runway would more effectively incentivize higher subscription revenue growth. Additionally, the deferred receipt feature of the PSUs is intended to promote Mr. Faitelson’s focus on long-term performance throughout the full vesting schedule and his retention at our Company as a critical executive in a competitive industry. For more information on the process surrounding the amendment to Mr. Faitelson’s PSU grant and the related rationale for its amended design, see “Compensation Discussion and Analysis—Review of Compensation Program in Light of Last Year’s Say-on-Pay Results—Step 5: Finalize—PSU Grant.”

The performance target for subscription revenue percentages for 2019, along with the PSU payout, was as follows:

Year	Threshold	Target	Maximum
	(50% of Target PSU Amount, or 6,359)	(100% of Target PSU Amount, or 12,717)	(200% of Target PSU Amount, or 25,434)
2019	20%	25%	40%

Determination of PSU Payout

For fiscal 2019, 65% of our license revenues were from subscriptions, such that 25,434 shares vested under the PSU (subject to the deferred receipt feature described above), which represented 200% of the target PSU amount for 2019.

Other Elements of Compensation

Perquisites and Other Benefits

We do not provide perquisites or other personal benefits to our named executive officers. Our compensation program for our named executive officers includes employee health and welfare benefits, including participation in the Company’s life, health and disability insurance and similar benefit programs (including our 401(k) plan) on the same general terms as other participants in these programs. We make matching contributions to our 401(k) plan for Messrs. Faitelson, Melamed, Raz and O’Boyle. We also provide a car allowance to certain of our employees, including, among our named executive officers, Messrs. O’Boyle.

In addition, with respect to Israeli employees, we provide recreation pay as well as contributions to an education fund and to a government-mandated pension fund. Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the termination of an employee’s employment due to retirement, death, or termination without cause (and other circumstances as defined under Israeli law). We make monthly contributions on behalf of our employees, including Mr. Bass, to a pension plan. Pension plan funds provide a combination of 6.5% of the monthly salary to the pension component (including disability insurance), 8.3% of the monthly salary to the severance component and employee contributions of 6% of his or her salary to the pension component. Our full-time Israeli employees, including Mr. Bass, are entitled to participate in an education fund plan, pursuant to which each employee who participates in the plan contributes an amount equal to 2.5% of his or her salary to the education fund and we contribute 7.5% of his or her salary, up to the maximum amount exempted from tax.

Change of Control and Severance

On February 10, 2014, in connection with our initial public offering, we entered into employment agreements with Messrs. Faitelson and O’Boyle; effective April 1, 2017, we entered into an employment agreement with Mr. Melamed, which was amended on February 8, 2018 in connection with Mr. Melamed’s appointment as our Chief Operating Officer in addition to his position as Chief Financial Officer; effective March 1, 2018, we entered into an employment agreement with Mr. Bass in connection with his appointment as our Chief Technology Officer in addition to his position as Vice President of Engineering; and effective January 1, 2019, we entered into an employment agreement with Mr. Raz in connection with his designation as an executive officer in October 2018. The employment agreements with Messrs. Faitelson, Melamed and O’Boyle were further amended effective August 27, 2018 (the “August 2018 Amendments”) in connection with the Compensation Committee’s review of the change in control provisions that had applied to our executive officers since our initial public offering and determined to make some technical and other modernizing changes to their employment agreements. None of the changes increased the level of severance or other compensation provided for under the employment agreements.

The Company does not provide “gross-up” payments or tax reimbursements, in each case, with respect to “excess parachute payments” under Section 280G of the Internal Revenue Code (“Section 280G”) pursuant to any agreements with the named executive officers, including the employment agreements.

Please refer to the sections titled “Executive Employment Agreements” and “Potential Payments Upon Termination or Change in Control” for more information regarding the general terms of the employment agreements with Messrs. Faitelson, Melamed, Bass, O’Boyle and Raz, including termination provisions.

Company Policy on Section 162(m) Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct for federal income tax purposes.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) by, among other things, eliminating the exception for performance-based compensation to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, we generally expect that compensation paid to each of our named executive officers in excess of $1 million is nondeductible, whether or not it is performance-based.

The Compensation Committee intends to continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible. The Tax Cuts and Jobs Act also includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not subsequently materially modified. To the extent applicable to our existing contracts and awards, the Compensation Committee may choose to avail itself of the transition rule. However, due to uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing plans and previously granted awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Regardless of any changes in law, the Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders.

Managing Compensation-Related Risks

We have adopted various policies intended to mitigate risks associated with our executive and director compensation programs. For a description of our claw-back policy, anti-hedging and anti-pledging policies and executive and director stock ownership guidelines and retention requirements, see “Information Regarding the Board of Directors and Corporate Governance—Other Policies.”

2020 Compensation Actions

In February 2020, the Compensation Committee conducted its annual executive compensation review and made 2020 compensation decisions for our named executive officers. In making these decisions, the Compensation Committee considered, among other factors, pay levels of our named executive officers relative to the Company’s peers and the overall competitive market, based on a 2020 report prepared by Compensia, performance of each named executive officer and the published preferences of Institutional Shareholder Services, Inc. (“ISS”) for Chief Executive Officer compensation.

●	The Compensation Committee decided to maintain the base salaries and target annual incentive compensation opportunities of our named executive officers at the same amounts of such compensation in 2019.

●	The Compensation Committee granted Mr. Faitelson PSUs in 2020 that, assuming the applicable annual recurring revenue-based performance is achieved, will vest after three years (in February 2023), subject to Mr. Faitelson's continued employment through such date.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee, made up entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in these proxy materials.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Kevin Comolli (Chairperson)
Rona Segev-Gal

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the cash and non-cash compensation paid to or earned by our named executive officers. In each case, compensation is shown for the years during which compensation disclosure was required over the last three completed fiscal years of the Company: the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, respectively.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Yakov Faitelson	2019	560,000	–		7,399,928	(2)	523,169	11,200	(4)	8,494,297
Chief Executive Officer	2018	560,000	–		7,792,500		407,472	11,000		8,770,972
and President	2017	400,000	–		1,831,050		460,000	10,800		2,701,850

Guy Melamed	2019	400,000	–		4,164,000		297,255	11,200	(4)	4,872,455
Chief Financial Officer and Chief	2018	400,000	–		3,117,000		231,518	11,000		3,759,518
Operating Officer	2017	285,000	–		2,394,450		92,000	10,320		2,781,770

David Bass(5)
Executive Vice President of	2019	345,725	–		4,164,000		–	54,989	(6)	4,564,715
Engineering	2018	343,027	–		2,857,250		–	54,408		3,254,685
and Chief Technology Officer

James O’Boyle	2019	350,000	60,000	(7)	1,665,600		275,829	26,226	(8)	2,377,655
Senior Vice President	2018	350,000	–		2,597,500		305,832	15,973		3,269,305
of Worldwide Sales	2017	310,000	55,000		704,250		286,315	15,801		1,371,366

Gilad Raz	2019	360,000	–		1,332,480		27,930	11,200	(4)	1,731,610
Chief Information
Officer
and VP of Technical Services	2018	360,000	–		1,084,500		33,888	11,000		1,489,388

(1)	Represents the grant date fair value of each award computed in accordance with Topic 718. For a summary of the assumptions made in the valuation of the awards, please see Note 2.k, “Accounting for Stock-Based Compensation,” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	The value of Mr. Faitelson’s 2019 stock awards disclosed in this table does not reflect the subsequent modification to substantially reduce his grant size. On February 14, 2019, Mr. Faitelson was granted 66,642 PSUs (with a threshold payout amount of 50% and a maximum payout amount of 170%) and 66,642 RSUs (respectively, the “Original PSUs” and the “Original RSUs”). On June 25, 2019, we modified the Original PSUs and the Original RSUs (respectively, the “Modified PSUs” and the “Modified RSUs”). There was no incremental fair value recorded in accordance with Topic 718 in connection with the Modified PSUs and Modified RSUs as of June 25, 2019. As a result, pursuant to the rules of the SEC, this column reports the grant date fair value of the Original PSUs and the Original RSUs, assuming, for the Original PSUs, performance at the target payout level (the probable outcome of the performance conditions associated with this award, measured at the time of grant). Additionally, pursuant to SEC rules (which require us to report the maximum grant date fair value where not represented in the Summary Compensation Table), the grant date fair value of the Original PSUs assuming performance at the maximum payout level was $6,289,939.

The Original PSUs were subject to annual vesting in equal installments over three years, to the extent earned based on the achievement of a single, one-year performance period. The Modified PSUs contain three separate tranches of PSUs, each to be earned based on the achievement of three separate one-year performance periods (2019, 2020 and 2021) and to vest, to the extent earned, in full in the year following the applicable performance period (with no release of any underlying shares until the three-year vesting period is completed in February 2022). For more information regarding the Original PSUs and the Modified PSUs, see “Compensation Discussion and Analysis—2019 Executive Compensation Elements—Long-Term Equity Incentive Awards.”

The following shows data regarding the Modified RSUs and Modified PSUs, measured at the time of grant for all three annual performance periods, and the Modified PSUs earned by him in 2020 with respect to 2019 performance:

Award	Vesting	Shares Underlying Award		Grant Date Fair Value*	Shares Earned for 2019
Modified RSUs	Time	38,536		$2,314,472	n/a
Modified PSUs	Performance	For all three annual tranches of award			25,434 (one-third of maximum payout for 2019)
		Probable outcome (target)	38,536	$2,314,472
		Maximum	77,072	$4,628,944

*The grant date fair value shown above is conservatively based on the June 25, 2019 stock price at modification. If the February 14, 2019 original grant date price were used for comparisons instead, the value of the modified grant would be lower still at $4,279,038.

The actual amount of compensation that will be earned by Mr. Faitelson under the Modified PSUs will depend on the extent to which the remaining unearned awards vest and are earned in accordance with our financial performance.

(3)	Represents performance-based (i) annual bonuses earned by Messrs. Faitelson and Melamed in respect of Company and individual performance in the applicable fiscal year and (ii) annual sales commissions paid to Messrs. O’Boyle and Raz in the applicable fiscal year. The material terms of the non-equity incentive plan compensation paid to named executive officers in our last completed fiscal year are described in the section entitled “Compensation Discussion and Analysis—2019 Executive Compensation Elements—Annual Cash Incentive Compensation.”

(4)	Represents, for 2019, Company matching contributions to the 401(k) savings plan.

(5)	Certain amounts payable to Mr. Bass were paid in New Israeli Shekels. The exchange rate used for the purpose of the Summary Compensation Table is $1.00 = NIS3.563.

(6)	Includes, for 2019, $2,509 in tax gross-up payments in respect of sponsored meals and $52,480 in disability insurance benefits, contributions to pension and severance funds and recreation pay as required under Israeli law.

(7)	Represents a one-time, discretionary bonus paid to Mr. O’Boyle based on his performance in 2019. For more information, see “Compensation Discussion and Analysis—2019 Executive Compensation Elements—Other Elements of Compensation.”

(8)	Includes, for 2019, $7,583 in car allowance, $11,200 in Company matching contributions to the 401(k) savings plan and $3,644 in tax gross-up and $3,799 in payments with respect to travel expenses for Mr. O’Boyle and his spouse associated with attendance of our annual sales achievement event.

Grants of Plan-Based Awards for Fiscal 2019

The following table provides information regarding: (i) annual non-equity incentive plan awards under the Company’s 2019 Cash Incentive Plan and 2019 Sales Compensation Plan; and (ii) RSU and PSU awards under the 2013 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Yakov Faitelson		396,000	440,000	528,000	—	—	—	—	—
RSUs	2/14/19	—	—	—	—	—	—	66,642	3,699,964
PSUs(5))	2/14/19	—	—	—	33,321	66,642	113,291	—	3,699,964
Guy Melamed		225,000	250,000	300,000	—	—	—	—	—
RSUs	2/14/2019	—	—	—	—	—	—	75,000	4,164,000
David Bass		—	—	—	—	—	—	—	—
RSUs	2/14/2019	—	—	—	—	—	—	75,000	4,164,000
James O’Boyle		-	350,000	—	—	—	—	—	—
RSUs	2/14/2019	—	—	—	—	—	—	30,000	1,665,600
Gilad Raz		—	40,000	—	—	—	—	—	—
RSUs	2/14/2019	—	—	—	—	—	—	24,000	1,332,480

(1)	Represents the threshold, target and and/or maximum cash payout opportunities for fiscal 2019 under our 2019 Cash Incentive Plan and 2019 Sales Compensation Plan. Pursuant to their 2019 Sales Compensation Plan, each of Messrs. O’Boyle and Raz had the opportunity to earn an annualized target commission for the year if the annualized earned net revenues target was met, or a pro rata portion of their target compensation if their annualized earned net revenues fell below such target. For any amount in excess of 100% of the annualized earned net revenues target for 2019, each of Messrs. O’Boyle and Raz were entitled to receive 1.5% of any such excess. As a result, there was no threshold or maximum payout. For more information regarding our 2019 Cash Incentive Plan and 2019 Sales Compensation Plan, see “Compensation Discussion and Analysis—2019 Executive Compensation Elements—Annual Cash Incentive Compensation.”

(2)	Represents shares of our common stock underlying the Original PSUs granted to Mr. Faitelson under our 2013 Plan on February 14, 2019, which were subject to annual vesting in equal installments over three years, once earned based on the achievement of a single, one-year performance period. The Original PSUs were modified on June 25, 2019. There was no incremental fair value recorded in accordance with Topic 718 in connection with the Modified PSUs as of June 25, 2019. As a result, pursuant to the rules of the SEC, this column reports the terms of the Original PSUs only. For information regarding the Modified PSUs, see footnote 5.

(3)	Represents shares of our common stock underlying RSUs granted under our 2013 Plan, subject to ratable time-based vesting over four years upon the last calendar day of the month of February beginning on February 28, 2020, including the Original RSUs granted to Mr. Faitelson on February 14, 2019. The Original RSUs were modified on June 25, 2019. There was no incremental fair value recorded in accordance with Topic 718 in connection with the Modified RSUs as of June 25, 2019. As a result, pursuant to the rules of the SEC, this column reports the terms of the Original RSUs only. For information regarding the Modified RSUs, see footnote 5.

(4)	Represents the grant date fair value of RSU and PSU awards computed in accordance with Topic 718, including the Original PSUs and Original RSUs granted to Mr. Faitelson. For a summary of the assumptions made in the valuation of these awards, please see Note 2.k, “Accounting for Stock-Based Compensation,” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019. For Mr. Faitelson’s Original PSUs, the grant date fair value assumes performance at the target payout level (the probable outcome of the performance conditions associated with this award).

(5)	Mr. Faitelson’s Modified RSUs are subject to ratable, time-based vesting over four years upon the last calendar day of the month of February beginning on February 28, 2020. Mr. Faitelson’s Modified PSUs contain three separate tranches of PSUs, each to be earned based on the achievement of three separate one-year performance periods (2019, 2020 and 2021) and to vest, to the extent earned, in full on the last calendar day of the month of February in the year following the applicable performance period (with no release of any underlying shares until the three-year vesting period is completed in February 2022). For the Modified PSUs, the grant date fair value assumes performance at the target payout level for all three tranches of shares (the probable outcome of the performance conditions associated with this award, measured at the time of grant for all three annual performance periods pursuant to SEC guidance). For more information regarding the Modified RSUs and Modified PSUs, see “Compensation Discussion and Analysis—2019 Executive Compensation Elements—Long-Term Equity Incentive Awards—Changes to CEO 2019 Equity Grants.”

The following shows data regarding Mr. Faitelson’s Modified RSUs and Modified PSUs, measured at the time of grant for all three annual performance periods based on the June 25, 2019 stock price:

Name	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
	Threshold (#)	Target (#)	Maximum (#)
Yakov Faitelson
RSUs	—	—	—	38,536	2,314,472
PSUs	19,268	38,536	77,072	—	2,314,472

The actual amount of compensation that will be earned by Mr. Faitelson under the Modified PSUs will depend on the extent to which the awards vest and are earned in accordance with our financial performance.

Executive Employment Agreements

On February 10, 2014, in connection with our initial public offering, we entered into employment agreements with Messrs. Faitelson and O’Boyle; effective April 1, 2017, we entered into an employment agreement with Mr. Melamed, which was amended on February 8, 2018 in connection with Mr. Melamed’s appointment as Chief Operating Officer in addition to his position as Chief Financial Officer; effective March 1, 2018, we entered into an employment agreement with Mr. Bass in connection with Mr. Bass’ appointment as our Executive Vice President and Chief Technology Officer; and effective January 1, 2019 we entered into an employment agreement with Mr. Raz in connection with Mr. Raz’s designation as an executive officer. On August 27, 2018, we entered into the August 2018 Amendments with Messrs. Faitelson, Melamed and O’Boyle, which, among other things, changed the treatment of Section 280G for technical and other modernizing updates to their employment agreements. None of the changes increased the level of severance or other compensation provided for under the employment agreements. Unless terminated earlier, the employment agreements have an initial term of three years following the effective date, subject to automatic one-year renewals unless either party provides ninety days’ written notice to the other prior to the expiration of the term.

The current employment agreements with each of Messrs. Faitelson and O’Boyle became effective upon the completion of our initial public offering, and the current employment agreements with Messrs. Melamed, Bass and Raz became effective April 1, 2017, March 1, 2018 and January 1, 2019, respectively. According to the employment agreements, each executive will receive an annual base salary, which may be increased during the employment term (but not decreased other than pursuant to an across-the-board reduction that applies to all employees or to senior executives), in the sole discretion of the Compensation Committee. The current base salaries of Messrs. Faitelson, O’Boyle, Melamed, Bass and Raz are $560,000, $350,000, $400,000, $345,725 and $360,000, respectively.

With respect to Messrs. Faitelson and Melamed, the employment agreements also provide for an annual target bonus opportunity. Messrs. Faitelson’s and Melamed’s current annual target bonus opportunities are $440,000 and $250,000, respectively. With respect to Messrs. O’Boyle and Raz, the employment agreements provide for an annual target commission bonus opportunity. Messrs. O’Boyle’s and Raz’s current annual target commission bonus opportunities are $350,000 and $40,000, respectively.

Outstanding Equity Awards at Fiscal Year End 2019

The following table shows information regarding outstanding equity awards held by each named executive officer as of our fiscal year end, December 31, 2019.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Yakov Faitelson	2/27/2012	7,356	–	8.80	2/27/2022	–	–	–	–
	8/7/2014	85,000	–	21.00	8/7/2024	–	–	–	–
	2/20/2015	33,542	–	29.88	2/20/2025	–	–	–	–
	2/17/2016	19,166	834 (2)	16.87	2/17/2026	5,000 (3)	388,550	–	–
	2/13/2017	–	–	–		32,500 (4)	2,525,575	–	–
	2/15/2018	–	–	–		112,500 (5)	8,742,375	–	–
	2/14/2019	–	–	–	–	38,536(6)	2,994,633	–	–
	2/14/2019	–	–	–	–	–	–	77,072(7)	5,989,265(7)
Guy Melamed	2/17/2016	–	–	–	–	1,250 (3)	97,138	–	–
	2/13/2017	–	–	–	–	42,500 (4)	3,302,675	–	–
	2/15/2018	–	–	–	–	45,000 (5)	3,496,950	–	–
	2/14/2019	–	–	–	–	75,000(6)	5,828,250	–	–
David Bass	2/17/2016	–	–	–	–	5,000 (3)	388,550	–	–
	11/8/2016	–	–	–	–	4,250 (8)	330,268	–	–
	2/13/2017	–	–	–	–	20,000 (4)	1,554,200	–	–
	8/8/2017	–	–	–	–	6,000(9)	466,260	–	–
	11/7/2017	–	–	–	–	2,500 (10)	194,275	–	–
	2/15/2018	–	–	–	–	41,250 (5)	3,205,538	–	–
	2/14/2019	–	–	–	–	75,000(6)	5,828,250	–	–
James O’Boyle	5/12/2014	17,828	–	22.01	5/12/2024	–	–	–	–
	2/20/2015	6,488	–)	29.88	2/20/2025	–	–	–	–
	2/17/2016	11,875	625 (2)	16.87	2/17/2026	3,750 (3)	291,413	–	–
	2/13/2017	–	–	–	–	12,500 (4)	971,375	–	–
	2/15/2018	–	–	–	–	37,500 (5)	2,914,125	–	–
	2/14/2019	–	–	–	–	30,000(6)	2,331,300	–	–
Gilad Raz	1/14/2010	1,470	–	1.576	1/14/2020			–	–
	3/21/2014	1,500	–	39.86	3/21/2024			–	–
	5/12/2014	8,790	–	22.01	5/12/2024			–	–
	8/7/2014	1,666	–	21.00	8/7/2024			–	–
	11/11/2014	1,822	–	21.66	11/11/2024			–	–
	2/20/2015	2,050	–	29.88	2/20/2025	–	–	–	–
	2/17/2016	–	–	–	–	2,000 (3)	155,420	–	–
	8/12/2016	–	–	–	–	2,000 (12)	155,420	–	–
	2/13/2017	–	–	–	–	6,000 (4)	466,260	–	–
	8/8/2017	–	–	–	–	1,500 (9)	116,565	–	–
	11/7/2017	–	–	–	–	2,500 (10)	194,275	–	–
	2/15/2018	–	–	–	–	11,250 (5)	874,238	–	–
	8/2/2018	–	–	–	–	3,750 (13)	291,413	–	–
	2/14/2019	–	–	–	–	24,000(6)	1,865,040	–	–

(1)	Represented unvested shares subject to RSUs. The market value is based on the closing price of our common stock on December 31, 2019, which was $77.71 per share.

(2)	25% of the option award vests on the first anniversary of grant, and an additional 1/48th of the shares subject to the option vests at the end of each one-month period thereafter, subject to the optionee continuing to be employed by us through each such date.

(3)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of February beginning on February 28, 2017, subject to the grantee continuing to be employed by us through each such date.

(4)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of February beginning on February 28, 2018, subject to the grantee continuing to be employed by us through each such date.

(5)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of February beginning on February 28, 2019, subject to the grantee continuing to be employed by us through each such date.

(6)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of February beginning on February 29, 2020, subject to the grantee continuing to be employed by us through each such date.

(7)	Represents the number of Modified PSUs that were eligible to performance vest at the target performance level in 2020, 2021 and 2022, based on performance periods for 2019, 2020 and 2021, respectively. One-third of these Modified PSUs became eligible to time-vest at this level on February 28, 2020, based on the results of our performance in 2019, and an additional one-third are eligible to time vest on each of February 28, 2021 and February 28, 2022, subject to Mr. Faitelson’s continued employment through each such date and the achievement of applicable performance targets.

In accordance with SEC rules, this table shows the number of shares underlying the outstanding PSU award assuming a payout at the maximum level for all three performance periods, based the maximum number of shares underlying the one-third of the Modified PSUs having vested in 2020 based on our financial performance in 2019. The actual number of shares and value of compensation related to the PSUs that may vest in each of 2021 and 2022 (corresponding to performance periods for 2020 and 2021) will depend on the extent to which the awards vest and are earned in accordance with our financial performance and, with respect to value, the price of our common stock at the time of vesting. For more information, see “Compensation Discussion and Analysis—2019 Executive Compensation Elements—Long-Term Equity Incentive Awards.”

(8)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of November beginning on November 30, 2017, subject to the grantee continuing to be employed by us through each such date.

(9)	The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of August beginning on August 31, 2018 subject to the grantee continuing to be employed by us through each such date.

(10)

The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of November beginning on November 30, 2018, subject to the grantee continuing to be employed by us through each such date.

(11)

The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of November beginning on November 30, 2016, subject to the grantee continuing to be employed by us through each such date.

(12)

The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of August beginning on August 31, 2017 subject to the grantee continuing to be employed by us through each such date.

(13)

The shares subject to the RSU award vest, and an equal number of shares of our common stock are deliverable to the grantee, in four equal annual installments upon the last calendar day of the month of August beginning on August 31, 2019 subject to the grantee continuing to be employed by us through each such date.

Option Exercises and Stock Vested for Fiscal 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Yakov Faitelson	121,509	1,603,881	67,500	3,844,800
Guy Melamed	1,562	85,725	39,750	2,271,135
David Bass	2,666	118,314	39,750	2,414,565
James O’Boyle	20,684	993,537	24,500	1,395,520
Gilad Raz	-	-	17,250	1,096,738
(1)

The value realized on exercise of stock option awards is based on the difference between the closing market price of our common stock on the date of exercise of the option award and the exercise price of the option.

(2)	The value realized on vesting of stock awards granted is based on the closing market price of our common stock on the date of vesting of the stock award.

Pension Plans

We did not maintain a pension plan for any of our named executive officers in fiscal year 2019.

Non-Qualified Deferred Compensation

We did not maintain a non-qualified deferred compensation plan for any of our named executive officers in fiscal year 2019. However, the PSUs granted in 2019 to Mr. Faitelson, our Chief Executive Officer, contain a deferred receipt feature. These PSUs vest in three equal installments in each of February 2020, 2021 and 2022, based on the achievement of applicable annual 2019, 2020 and 2021 performance targets, respectively. Pursuant to the PSUs’ deferred receipt feature, upon vesting and after all applicable tax withholding, shares underlying the PSUs earned in respect of the 2019 and 2020 performance periods will be placed in a trust account or otherwise retained by the Company and only paid to Mr. Faitelson in 2022, subject to continued employment. If Mr. Faitelson’s employment terminates prior to this date, he will not receive any of the earned and vested PSUs. For more information, see “2019 Executive Compensation Elements—Long-Term Equity Incentive Awards.” Because the first tranche of shares underlying the PSUs did not vest until February 2020, they do not qualify as disclosable non-qualified deferred compensation for 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination Provisions of Employment Agreements

Upon a termination by us without “cause” (as defined in the respective employment agreements) or upon a termination by the executive for “good reason” (as defined in the respective employment agreements) and provided that the executive signs and does not revoke a general release of claims, the executive will be entitled to the following severance benefits: (i) with respect to Messrs. Faitelson and O’Boyle, a lump sum payment equal to one times the executive’s base salary, and with respect to Messrs. Melamed, Bass and Raz, a lump sum payment equal to one-half times the executive’s base salary, and (ii) with respect to Messrs. Faitelson and Melamed, an amount equal to a pro rata portion of the annual bonus that each would have earned for the year of termination based on actual performance, and with respect to Messrs. O’Boyle and Raz, an amount equal to the amount of the annual commissions earned but not paid prior to the executive’s date of termination. Upon a termination by us without “cause” or upon a termination by the executive for “good reason” within the one-year period following a “change in control” (as defined in the respective employment agreements) (and, in the case of Mr. Bass, provided that he signs and does not revoke a general release of claims), the executive will be entitled to the following enhanced severance benefits: (i) for Messrs. Faitelson and O’Boyle, a lump sum payment equal to one and a half times the executive’s base salary and for Messrs. Melamed, Bass and Raz, a lump sum payment equal to one times the executive’s base salary, (ii) for Messrs. Faitelson and Melamed, an amount equal to the executive’s target annual bonus for the year of termination, and for Messrs. O’Boyle and Raz, an amount equal to the executive’s target annual commission opportunity for the year of termination to the extent not previously paid, and (iii) for Messrs. Faitelson, Melamed, O’Boyle and Raz, immediate vesting of all of the executive’s then outstanding equity-based awards (referred to as “double trigger” vesting).

The employment agreements for Messrs. Faitelson, Melamed, O’Boyle and Raz provide for immediate vesting of all of the executive’s then outstanding equity-based awards upon a qualifying termination within 12 months following a change in control transaction. The employment agreement with Mr. Bass also provides that upon a “change in control” (as defined in the 2013 Plan and related agreements), Mr. Bass will be entitled to immediate vesting of all of his outstanding equity-based awards. Additionally, the employment agreement with Mr. Raz provides that upon a “change in control” (as defined in the 2013 Plan and related agreements), Mr. Raz will be entitled to immediate vesting of 50% of his outstanding equity-based awards.

If the executive’s employment is terminated by us for cause, due to death or “disability” (as defined in the respective employment agreements) or due to the executive’s resignation without good reason, the executive will not be entitled to any further compensation or benefits other than any accrued but unpaid base salary, reimbursement for any business expenses properly incurred by executive prior to the date of termination and vested benefits, if any, to which the executive may be entitled under the terms of the Company’s employee benefit plans as of the date of termination.

The Company does not provide gross-up payments or tax reimbursements, in each case, with respect to “excess parachute payments” under Section 280G. The employment agreements of Messrs. Faitelson, Melamed, O’Boyle and Raz do provide, in the event that any payments treated as “parachute payments” (within the meaning of Section 280G) made to the executive would fail to be deductible to the Company due to the impact of Section 280G, and subject the executive to the excise tax provisions of Section 4999 of the Internal Revenue Code, such payments would be reduced to an amount that would not trigger the loss of deduction and excise tax, unless the executive would be in a better economic position (on an after-tax basis) in receiving all amounts and paying the excise tax (and all other required taxes).

The employment agreements contain standard twelve-month post-termination non-competition and non- solicitation covenants. If the executive breaches any of the restrictive covenants, we are not required to make any of the severance payments listed above, and we can require the executive to repay any of the severance payments previously made.

Treatment of Equity

The outstanding and unvested equity awards held by our named executive officers are governed by the terms of the 2013 Plan and, in the case of certain outstanding stock options, the 2005 Stock Plan (the “2005 Plan”), as well as their respective employment agreements. For more information, see “Termination Provisions of Employment Agreements.”

Quantification

The tables below reflect the amount of compensation that would have been payable to each of our named executive officers under any contract, agreement, plan, or arrangement with us that provides for any payment to such executive in the event of termination of such executive’s employment or termination in connection with a change in control of the Company, in each case assuming the termination and change in control occurred effective as of December 31, 2019. The amount of compensation payable to each named executive officer upon “involuntary termination without cause or for good reason,” and “involuntary termination without cause or termination for good reason following change in control,” as applicable, is shown below. We have prepared the tables based on the closing price of our common stock on the last business day of our 2019 fiscal year.

Named Executive Officer Benefits and Payments upon Termination

Name	Involuntary Termination Without Cause or for Good Reason(1)	Involuntary Termination Without Cause or Termination for Good Reason Following a Change in Control(2)
Yakov Faitelson	$1,083,269	$1,280,000
Guy Melamed	$497,355	$650,000
David Bass	$172,863	$347,725
James O’Boyle	$625,929	$875,000
Gilad Raz	$208,029	$400,000

(1)

Includes (i) a lump sum payment equal to one times base salary for Messrs. Faitelson and O’Boyle and one-half times base salary for Messrs. Melamed, Bass and Raz and (ii) with respect to Messrs. Faitelson and Melamed, an amount equal to a pro rata portion of the annual bonus that each would have earned for the year of termination based on actual performance, and with respect to Messrs. O’Boyle and Raz, an amount equal to the amount of the annual commissions earned but not paid prior to the executive’s date of termination:

Name	Lump Sum Cash Payment	Pro Rata Annual Bonus
Yakov Faitelson	$560,000	$523,169
Guy Melamed	$200,000	$297,255
David Bass	$172,863	$-
James O’Boyle	$350,000	$275,829
Gilad Raz	$180,000	$27,930

(2)

Includes (i) a lump sum payment equal to one and a half times base salary for Messrs. Faitelson and O’Boyle and one times base salary for Messrs. Melamed, Bass and Raz and (ii) an amount equal to the executive’s target annual bonus for the year of termination for Messrs. Faitelson and Melamed and an amount equal to the executive’s target annual commission opportunity for the year of termination to the extent not previously paid for Messrs. O’Boyle and Raz, as detailed in the table below.

Name	Lump Sum Cash Payment	Target Bonus Payment
Yakov Faitelson	$840,000	$ 440,000
Guy Melamed	$400,000	$ 250,000
David Bass	$347,725	$ -
James O’Boyle	$525,000	$ 350,000
Gilad Raz	$360,000	$ 40,000

Acceleration of Vesting of Options and RSUs upon Termination

	Change in Control	Involuntary Termination within One Year of Change of Control(1)
Name	Number of Shares Underlying Accelerated RSUs and Options	Value of Shares Underlying Accelerated RSUs and Options	Number of Shares Underlying Accelerated RSUs and Options	Value of Shares Underlying Accelerated RSUs and Options
Yakov Faitelson	–	–	374,428	$29,096,800
Guy Melamed	–	–	163,750	$12,725,013
David Bass	154,000(2)	$11,967,340	–	–
James O’Boyle	–	–	120,566	$9,369,184
Gilad Raz	35,149(3)	$2,731,429	35,149	$2,731,429

(1)

The employment agreements for Messrs. Faitelson, Melamed, O’Boyle and Raz provide for immediate vesting of all of the executive’s then outstanding equity-based awards upon a qualifying termination within 12 months following a change in control transaction. Acceleration of the outstanding equity awards would also occur in the event that the awards are not assumed or substituted by the acquiring company in the change in control transaction. In the event that outstanding equity awards are assumed or substituted in connection with the change in control transaction, the outstanding awards would vest on a double trigger basis, requiring a qualifying termination of employment upon or following the change in control.

(2)	Mr. Bass’s employment agreement provides that upon a change in control transaction, Mr. Bass will be entitled to immediate vesting of all of his outstanding equity-based awards.
(3)	Mr. Raz’s employment agreement provides that upon a change in control transaction, Mr. Raz will be entitled to immediate vesting of 50% of his outstanding equity-based awards.

DIRECTOR COMPENSATION

The Compensation Committee, with input from its independent compensation consultant Compensia, periodically reviews and evaluates director compensation and makes recommendations to the Board. Our Board reviews director compensation periodically to ensure that the director compensation package remains competitive such that we are able to recruit and retain qualified directors. Certain highlights of Board compensation are included below.

Restricted stock units

Each of our non-employee directors currently receives at least 75% of his or her annual compensation from us in the form of RSUs (based on the grant date fair value of approximately $190,000 for annual grants).

Director stock ownership guidelines

Each of our directors is required to beneficially own shares of our common stock with the equivalent value, as of the acquisition date, of at least five times his or her aggregate annual cash retainer, by the date of the fifth anniversary of his or her appointment (provided that directors as of the date of the guidelines’ adoption must achieve their applicable levels of ownership on an accelerated basis,  within two years after adoption). For more information, see “Information Regarding the Board of Directors and Corporate Governance—Other Policies.”

Compensation review	The Compensation Committee reviews the appropriateness of our director compensation.

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. None of our employee directors receives additional compensation for his or her service on the Board.

Non-employee directors receive the following cash compensation for Board and Board committee services, as applicable, paid on a quarterly basis:

●	$30,000 per year for service as a Board member;

●	$20,000 per year for service as the chairperson of the Audit Committee and $7,500 per year for service as a member (other than as chair) of the Audit Committee;

●	$10,500 per year for service as the chairperson of the Compensation Committee and $5,000 per year for service as a member (other than as chair) of the Compensation Committee;

●

$7,500 per year for service as the chairperson of the Nominating and Corporate Governance Committee and $3,500 per year for service as a member (other than as chair) of the Nominating and Corporate Governance Committee; and

●	$19,000 per year for services as Lead Director.

In addition, each non-employee director is entitled to receive an award of RSUs under the 2013 Plan in the amount of $190,000 each year following the date of our Annual Meeting of Stockholders (which, in 2019, resulted in a grant of 2,639 RSUs (calculated by dividing $190,000 by the closing price of our common stock on the grant date and rounding up to nearest whole number of shares of common stock underlying the RSUs)). Each such RSU will vest over one year with respect to 1/12 of the RSUs upon the end of each calendar month following the date of the grant, subject to the director’s continued service on the Board.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation	Total ($)
Kevin Comolli	48,000	190,008	-	238,008
John J. Gavin, Jr. (2)	58,250	190,008	-	248,258
Gili Iohan	30,000	190,008	-	220,008
Ohad Korkus	30,000	190,008	-	220,008
Thomas F. Mendoza	30,000	190,008	-	220,008
Ofer Segev	37,500	190,008	-	227,508
Rona Segev-Gal	38,500	190,008	-	228,508
Fred Van Den Bosch	37,500	190,008	-	227,508
(1)	Represents the grant date fair value of the RSU awards granted on May 2, 2019.
(2)	John J. Gavin, Jr. was elected as Lead Independent Director as part of the October 2019 meeting of the Board of Directors and received $4,750 for his services in 2019.

The following table shows the aggregate number of outstanding stock options and RSU awards held by each of our non-employee directors as of December 31, 2019:

Director	Unexercised Options Outstanding (#)	Unvested Restricted Stock Units Outstanding (#)
Kevin Comolli	-	1,100
John J. Gavin, Jr.	33,000	1,100
Gili Iohan	15,580	4,850
Ohad Korkus	937	1,100
Thomas F. Mendoza	-	1,100
Ofer Segev	-	1,100
Rona Segev-Gal	-	1,100
Fred Van Den Bosch	10,000	1,100

CHIEF EXECUTIVE OFFICER PAY RATIO

Pursuant to Item 402(u) of Regulation S-K and the Dodd-Frank Act, we are required to disclose in this proxy statement the ratio of the annual total compensation of our CEO to that of our median employee.

Pay Ratio

Based on SEC rules for this disclosure and applying the methodology described below, we estimate that the median employee’s annual total compensation for 2019 was approximately $166,759. Thus, the ratio of our CEO’s annual total compensation for 2019 to the median employee’s annual total compensation for 2019 was approximately 51 to 1 (based on our CEO’s annual total compensation for 2019 as reported in the “Summary Compensation Table” of $8,494,297).

The CEO’s annual total compensation used to calculate the ratio above reflects the value of the CEO’s equity grants in 2019 prior to their modification. After taking into consideration the grant date fair value of the CEO’s modified equity grants in 2019, the ratio of our CEO’s annual total compensation for 2019 to the median employee’s annual total compensation for 2019 was approximately 34 to 1 (based on our CEO’s modified annual total compensation for 2019 of $5,723,313). For more information, see footnote 2 to the Summary Compensation Table under “Executive Compensation.”

The ratio of annual total compensation excluding equity awards for 2019 was approximately 9 to 1.

Methodology

We selected December 31, 2019, which is a date within the last three months of fiscal 2019, as the determination date to identify our median employee. Pursuant to SEC rules, we used the same median employee we used to calculate the pay ratio under SEC rules in fiscal 2018, who we previously identified as of December 31, 2018. As of December 31, 2019, we had 1,574 employees, of which 706 were in the United States, 514 were in Israel and 354 were in other countries. We did not exclude any employees from our calculations. We calculated the annual total cash compensation (salary, wages, overtime and bonus) from our payroll records for all employees of the Company (excluding our Chief Executive Officer) as of this determination date. We believe that annual total cash compensation is a consistently applied compensation measure at Varonis and most appropriate for determining the median employee. In making this determination, we annualized the compensation for those employees who were hired during fiscal year 2019, as permitted under SEC rules. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we used for Mr. Faitelson’s annual total compensation in the Summary Compensation Table for fiscal year 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number of shares of our common stock subject to outstanding stock options and RSUs under the 2013 Plan and our 2005 Plan, as amended, the weighted average exercise price of outstanding stock options and the number of shares remaining available for future grants under the 2013 Plan and for future purchases under our 2015 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2019. Future grants may not be made pursuant to the 2005 Plan. In the event of certain changes in our capitalization, such as a reorganization, stock split, merger or similar change in our corporate structure or the number of outstanding shares of our common stock, our Compensation Committee will make appropriate adjustments to (i) under our 2013 Plan, the aggregate and individual share limits and to the number, class and/or exercise price under outstanding awards in order to prevent undue diminution or enlargement of the benefits or potential benefits available and (ii) under our ESPP, the number and class of shares or other securities that are reserved for issuance and the option price.

Plan Category	Numbers of Securities to be Issued upon Exercise of Outstanding Options, RSUs and PSUs (1)	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (2) (3)
Equity compensation plans approved by security holders	3,110,790	20.63(4)	878,919(5)
Equity compensation plans not approved by security holders	—	—	—
Total	3,110,790	20.63	878,919

(1)	Pursuant to SEC guidance, includes the number of PSUs granted to our CEO issuable at the maximum payout level.

(2)

The Company initially reserved 1,904,633 shares of common stock for issuance under the 2013 Plan. The number of shares of common stock available for issuance under the 2013 Plan was increased on January 1, 2016, and will be increased each January 1 thereafter, by four percent (4%) of the number of shares of our common stock issued and outstanding on each December 31 immediately prior to the date of increase, except that the amount of each increase will be limited to the number of shares of common stock necessary to bring the total number of shares of our common stock available for grant and issuance under the 2013 Plan to five percent (5%) of the number of shares of common stock issued and outstanding on each such December 31. On January 1, 2017, 2018, 2019 and 2020, the share reserve under the 2013 Plan was automatically increased by 1,072,870, 1,125,846, 1,183,075 and 1,105,998 shares, respectively.

(3)

The Company initially reserved 500,000 shares of common stock for purchase under the ESPP. The number of shares of common stock available for issuance under the ESPP was increased on January 1, 2016 and will be increased each January 1 thereafter, by an amount equal to the lesser of (i) one percent (1%) of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase, except that the amount of each such increase will be limited to the number of shares of common stock necessary to bring the total number of shares of common stock available for issuance under the ESPP to two percent (2%) of the number of shares of common stock issued and outstanding on each such December 31, or (ii) 400,000 shares of common stock. On January 1, 2017, 2018, 2019 and 2020, the share reserve under the ESPP was automatically increased by 158,695, 188,813, 177,358 and 155,914 shares, respectively.

(4)	Since RSU awards have no exercise price, they are not included in the weighted-average exercise price calculation in this column.

(5)

Represents, as of December 31, 2019, 423,167 shares of common stock that remained available for issuance under the 2013 Plan and 455,752 shares of common stock that remained available for purchase under the ESPP. There are no shares available for future grant under the 2005 Plan.

TRANSACTIONS WITH RELATED PERSONS

We describe below “related party transactions,” or transactions and series of similar transactions, since the beginning of our 2019 fiscal year, to which we were a party or will be a party, in which (setting aside certain exceptions outlined in Item 404(a) of Regulation S-K):

●	the amounts involved exceeded or will exceed $120,000; and

●

any of our directors, director nominees, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family members thereof, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Indemnification Agreements

We have entered into indemnification agreements with certain directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

We have adopted a written related person transactions policy by which all “related party transactions” that we enter into (as defined in Item 404(a) of Regulation S-K and described above) must receive the approval of our Audit Committee, or other independent members of the Board of Directors, in the event that it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In approving or rejecting a transaction, our Audit Committee may consider all facts and information that are available and deemed relevant by the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Varonis stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that, we or they, will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify your broker or us by contacting James Arestia, Director of Investor Relations, at 1250 Broadway, 29th Floor, New York, NY 10001, or (646) 640-2149.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of reports filed with the SEC and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal year 2019, except for one late Form 4 filing for Mr. Raz with respect to tax withholding of 1,292 shares on December 2, 2019 (filed on December 17, 2019).

Stockholder Proposals and Nominations for 2021 Annual Meeting of Stockholders

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing and be received by James Arestia, Director of Investor Relations, at 1250 Broadway, 29th Floor, New York, NY 10001, no later than the close of business on December 16, 2020, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. If, however, our 2021 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary of our 2020 Annual Meeting of Stockholders, then the deadline is a reasonable amount of time before we begin to print and send the proxy materials for the 2021 Annual Meeting of Stockholders.

If you wish to submit a proposal (including a director nomination) at the 2021 Annual Meeting of Stockholders that is not to be included in the Company’s proxy materials for that meeting, the proposal must be received by James Arestia, Director of Investor Relations, at the address above no later than the close of business on March 12, 2021 nor earlier than the close of business on February 10, 2021. The notice must contain certain information as specified in our bylaws. If, however, our 2021 Annual Meeting of Stockholders is called for a date that is not within 25 days before or after the anniversary of our 2020 Annual Meeting of Stockholders, then the deadline is not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

In no event will the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The bylaws are posted on our website at https://ir.varonis.com/corporate-governance.

By Order of the Board of Directors,

/s/ Yakov Faitelson
Chief Executive Officer, President and Chairman of the Board of Directors

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Varonis Systems, Inc., Attn: James Arestia, Director of Investor Relations, 1250 Broadway, 29th Floor, New York, NY 10001, or (646) 640-2149. You may also access this Annual Report, along with all our filings made electronically with the SEC, including on Forms 10-Q and 8-K, on our website at https://ir.varonis.com/financials-and-filings/.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 25, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VRNS2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D10571-P39251 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VARONIS SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class III director nominees named herein to the Board of Directors to hold office until the 2023 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Yakov Faitelson
02) Ohad Korkus
03) Thomas F. Mendoza

The Board of Directors recommends you vote FOR the following proposals:

NOTE: To conduct such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D10572-P39251

VARONIS SYSTEMS, INC.
Annual Meeting of Stockholders
May 26, 2020 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Yakov Faitelson and Guy Melamed, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VARONIS SYSTEMS, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT, on May 26, 2020, virtually at www.virtualshareholdermeeting.com/VRNS2020, and any adjournment or postponement thereof.

The undersigned hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Statement and proxy materials, and revoke(s) any proxy or proxies heretofore given to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is signed but no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Continued and to be signed on reverse side